AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2002
                                                  REGISTRATION NO. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           AMERICAN BANK INCORPORATED
               (Exact Name of Registrant as specified in Charter)

                                  PENNSYLVANIA
         (State or Other Jurisdiction of Incorporation or Organization)

                                   01-0593266
                      (I.R.S. Employer Identification No.)

                            4029 WEST TILGHMAN STREET
                          ALLENTOWN, PENNSYLVANIA 18104
                                 (610) 366-1800
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 MARK W. JAINDL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            4029 WEST TILGHMAN STREET
                          ALLENTOWN, PENNSYLVANIA 18104
                                 (610) 366-1800
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                              JOHN J. GORMAN, ESQ.
                              EDWARD A. QUINT, ESQ.
                   LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: 9 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                    PROPOSED          PROPOSED
                                                                    MAXIMUM           MAXIMUM
TITLE OF EACH CLASS OF                          AMOUNT TO BE     OFFERING PRICE      AGGREGATE       AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED                      REGISTERED         PER UNIT       OFFERING PRICE            FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share          756,643 (1)         $6.67           $5,046,809              $464
-----------------------------------------------------------------------------------------------------------------------------
(1)  This Registration Statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the
     Registrant's outstanding shares of common stock.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                           AMERICAN BANK INCORPORATED

                         756,643 SHARES OF COMMON STOCK

                    UNDERLYING COMMON STOCK PURCHASE WARRANTS



     We are offering for sale 756,643 shares of our common stock, par value $0.10 per share, which may be purchased upon the exercise of outstanding warrants. Before the exercise of any warrants, management of American Bank Incorporated beneficially owns 83.0% of our common stock. Assuming the exercise of all of the warrants, management of American Bank Incorporated would beneficially own 78.6% of the common stock.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol "AMBK." The closing price of our common stock as reported on the Nasdaq SmallCap Market on April 2, 2002, was $8.00.

         Number of shares                              756,643
         Gross offering proceeds                  $  5,046,809
         Estimated offering expenses              $     92,470
         Estimated net proceeds                   $  4,954,339
         Estimated net proceeds per share         $       6.55

     PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE AMOUNT INVESTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE PENNSYLVANIA DEPARTMENT OF BANKING NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS APRIL _______, 2002.


                                TABLE OF CONTENTS



SUMMARY..............................................................................................1
-------

THE OFFERING AND PLAN OF DISTRIBUTION................................................................2
-------------------------------------

RISK FACTORS.........................................................................................3
------------

SELECTED FINANCIAL INFORMATION AND OTHER DATA........................................................8
---------------------------------------------

HOW WE INTEND TO USE THE PROCEEDS....................................................................9
---------------------------------

OUR DIVIDEND POLICY..................................................................................9
-------------------

CAPITALIZATION.......................................................................................9
--------------

MARKET FOR OUR COMMON STOCK AND RELATED MATTERS......................................................9
-----------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............10
-------------------------------------------------------------------------------------

BUSINESS OF AMERICAN BANK INCORPORATED..............................................................18
--------------------------------------

BUSINESS OF AMERICAN BANK...........................................................................18
-------------------------

REGULATION AND SUPERVISION..........................................................................34
--------------------------

MANAGEMENT..........................................................................................41
----------

OWNERSHIP...........................................................................................46
---------

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS................................................46
----------------------------------------------------

DESCRIPTION OF CAPITAL STOCK........................................................................46
----------------------------

CERTAIN ANTI-TAKEOVER PROVISIONS....................................................................48
--------------------------------

EXPERTS.............................................................................................49
-------

LEGAL MATTERS.......................................................................................50
-------------

WHERE YOU CAN FIND MORE INFORMATION.................................................................50
-----------------------------------


                                     SUMMARY

     This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus and our financial statements.

AMERICAN BANK INCORPORATED

     We are a Pennsylvania corporation that was organized in August 2001 to serve as the bank holding company for American Bank. On January 2, 2002, we acquired all of the issued and outstanding common stock of American Bank. At that time, each share of American Bank's common stock was automatically converted into one share of our common stock, par value $0.10 per share. On February 12, 2002, we paid a three-for-two stock split to our stockholders of record as of February 1, 2002. All information in this Prospectus has been revised to reflect the stock split.

     In April 2002, we sold $10.2 million of cumulative convertible trust preferred securities through American Capital Trust I, a special purpose subsidiary of American Bank Incorporated. The cumulative convertible trust preferred securities have a yield of 6.0% and are scheduled to mature on March 31, 2032. We have the option to shorten the maturity date to a date not earlier than March 31, 2007 without the payment of any premium amount. The additional capital raised through the cumulative convertible trust preferred stock issuance provided additional capital to support our asset growth.

     The address of our principal executive office is 4029 West Tilghman Street, Allentown, Pennsylvania 18104 and our telephone number is (610) 366-1800.

AMERICAN BANK

     American Bank, a Pennsylvania-chartered commercial bank, commenced full-service banking activities in June 1997, and operates from a 21,400 square-foot banking center and executive office in Allentown, Pennsylvania. While American Bank currently serves its customers from a single location, we may, in the future, develop additional branches. American Bank's local service area primarily includes Lehigh and Northampton counties, along with portions of Berks, Bucks, Carbon, and Montgomery counties, in Pennsylvania. American Bank has rapidly established and intends to continue to develop market recognition, along with growth in both customers and accounts, by delivering friendly, dedicated and knowledgeable customer service, high-quality banking products and related financial services, and attractive interest rates. American Bank's products are strengthened by an absence of many service and maintenance fees common among other financial institutions.

     Our principal business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investment securities. We offer a comprehensive menu of deposit and loan products for consumer, business, institutional and governmental customers, including interest-bearing checking and money market accounts, savings accounts, certificates of deposit and individual retirement accounts. We also engage in mortgage banking activities, which include the origination, purchase and, in certain instances, subsequent sale of residential mortgage loans. We do not securitize the loans we originate, and we do not presently intend to do so in the future. We do not accept brokered deposits, and we do not presently intend to do so in the future. We do not utilize hedging activities.

     We sell a portion of the loans we originate into the secondary market. The loans we sell are primarily fixed-rate loans secured by residential real estate. In determining whether to sell loans, we primarily review the interest rate risk associated with loans and the impact that risk has on the interest rate risk of our balance sheet as a whole. For the year ended December 31, 2001 we originated $18.2 million of one- to four-family residential real estate loans, of which $12.3 million were originated for sale and sold. We purchase adjustable-rate loans secured by residential real estate from mortgage banking companies and mortgage brokers to supplement our origination activity, which allows us to achieve our goals for loan growth and to maintain our exposure to interest rate risk at levels established by our Board of Directors. At December 31, 2001, we had $42.2 million of loans that had been purchased from mortgage banking companies. The loans are geographically dispersed nationwide with the greatest concentrations in Michigan ($10.7 million, or 25.4% of $42.2 million) and New Jersey ($5.1 million, or 12.1% of $42.2 million). At December 31, 2001, we had $2.0 million of loans that had been purchased from mortgage brokers. The loans are secured by properties located in Pennsylvania and New Jersey.

     Pcbanker (www.pcbanker.com), the brand name for Internet banking and financial services provided by American Bank, delivers convenience through innovative technology, absent the restrictions of time and geography, by offering an expanding menu of real-time, web-browser based Internet banking and financial services. As America's first "Nationwide Community Bank", American Bank offers the convenience of Internet banking with the "old-fashioned" service expected from a traditional community bank. By incorporating current technology and the resulting economies of scale, the Bank offers some of the best interest rates in the country on both deposit and loan products, delivered with a premier level of service.

     At December 31, 2001, the balance of loans we generated through our Internet services was $2.5 million, or 1.8% of our gross loans as of that date, and the balance of deposits we received from our Internet depositors was $63.7 million, or 24.7% of total deposits as of that date. As of December 31, 2001, the largest concentrations of our Internet deposits were held by residents of the Commonwealth of Pennsylvania (4% of our total deposits), and the states of California (4% of our total deposits) and New Jersey (3% of our total deposits).

     At December 31, 2001, American Bank had total assets of $368.7 million, total deposits of $258.0 million and stockholders' equity of $25.5 million. The address of the principal executive office of American Bank is 4029 West Tilghman Street, Allentown, Pennsylvania 18104 and the telephone number at that office is
(610) 366-1800.


                      THE OFFERING AND PLAN OF DISTRIBUTION

Securities being offered                    756,643 shares of our common stock, which are issuable upon the exercise of currently outstanding warrants previously granted on June 15, 2000, that expire on June 30, 2003.

Common stock outstanding
before this offering                        6,012,770 shares.

Common stock outstanding
after this offering, assuming
all warrants are exercised                  6,769,413 shares.

Exercise price                              Each warrant to purchase one share of common stock may be
                                            exercised at a price of $6.67 if exercised by June 30, 2003.

Common stock listing                        The common stock underlying the warrants has been listed on the Nasdaq SmallCap Market under the symbol "AMBK."

Warrant listing                             The warrants are currently listed on the Nasdaq SmallCap
                                            Market under the symbol "AMBKW."

Use of proceeds                             For working capital to support our growth and general corporate purposes.

                                       2



Exercise procedures                         Warrants may be exercised in accordance with the terms of the
                                            Warrant Agreement, which is attached as an exhibit to the
                                            Registration Statement. See "Description of Securities_Warrants."

Risk factors                                Before purchasing the convertible preferred securities being offered, you should carefully consider the risks of the investment discussed in "Risk Factors," below.


                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES A NUMBER OF RISKS. WE URGE YOU TO READ ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. IN ADDITION, WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AMERICAN BANK INCORPORATED AND ITS BUSINESS.

A FAILURE TO IMPLEMENT OUR EXPANSION PLANS COULD AFFECT OUR PROFITABILITY

     We intend to expand our business by aggressively and consistently expanding our local market share from a single location, thereby avoiding the fixed costs typically associated with the operation of traditional branch offices. While American Bank currently serves its customers from a single location, we may, in the future, develop additional branches. In addition, we will capitalize on the increasing consumer use of the Internet by marketing pcbanker.com on a national basis. However, due to our limited operating history as a "Nationwide Community Bank," it is difficult to evaluate the effectiveness of our Internet banking strategy. We may not succeed in implementing our business strategy and, even if we do succeed, such strategy may not have the favorable impact on operations that we anticipate. We may not be able to effectively manage the expansion of our Internet bank operations or achieve the rapid execution necessary to fully capitalize on the market for our electronic services or offset the significant expenditures we are incurring to implement our Internet banking strategy. In addition, the market for financial products and services through the Internet is new and evolving, and the degree to which customers will use it for their financial transactions is not yet fully determined. If we are unable to manage growth effectively, or to otherwise implement our business strategy, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

WE MAY NOT SUSTAIN PROFITABILITY

     Although we achieved profitability in the fourth quarter of 1999, and have remained profitable through December 31, 2001, we will continue to expend substantial capital and management resources on technology, website development, marketing, hiring of personnel, and other costs related to the development and operation of our Internet banking platform. We also intend to continue to expend significant financial and management resources in upgrading our internal control systems, customer service processes, and financial reporting systems to accommodate our growth. To the extent that increases in operating expenses precede or are not subsequently followed by increased revenues, our business, financial condition, results of operations, capital levels, and cash flows could be materially adversely affected. There can be no assurance that our revenues will increase or even continue at their current level, or that we will maintain profitability or generate positive cash flow from operations in future periods.

BANKS ARE HIGHLY REGULATED AND ARE AT A DISADVANTAGE COMPARED TO MANY NON-BANK COMPETITORS

     We operate in a highly regulated environment and are supervised, and subject to examination, by several Federal and state regulatory agencies. Federal laws and regulations govern matters ranging from deposit insurance premiums to the maintenance of adequate capital for our general business operations. Many of these regulations are intended to protect depositors or the Federal Deposit Insurance Corporation and not shareholders. Regulatory authorities have broad discretion in their supervisory and enforcement activities and may impose restrictions on the operations and management of an institution. Any change in the interpretation or application to American Bank of laws, regulations, and oversight and enforcement powers can have a significant impact on our operations.

     Many of our competitors are non-banks that may be larger and have greater resources than we do. Generally, our non-bank competitors are not as heavily regulated as we are, and may have greater flexibility in competing for business. Some of these non-bank competitors are credit unions, securities firms, insurance companies, mutual funds, mortgage bankers and brokers, and consumer finance companies.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH IN USE AND COMMERCIAL VIABILITY OF THE INTERNET

     While American Bank is established as a full-service bank in Lehigh and Northampton counties, along with portions of Berks, Bucks, Carbon, and Montgomery counties, in Pennsylvania, our future success as a "Nationwide Community Bank" depends substantially on continued growth in the use of the Internet in general and for financial services transactions in particular. The Internet is a relatively new commercial marketplace and may not continue to grow. Consequently, Internet banking may not become as widely accepted as traditional forms of banking. Critical issues concerning the commercial use of the Internet such as reliability, cost, ease of access, privacy, quality of service, and security will impact the growth of Internet use. If Internet use does not continue to grow, we may not succeed in implementing our business strategy and our business, financial condition, results of operations, and cash flows could be materially adversely affected.

     Additionally, if the number of Internet users and the level of use do continue to grow, the Internet's technical infrastructure may become unable to support the demands placed upon it. Furthermore, third party vendors might not be able to develop the necessary technical infrastructure for significant increases in electronic commerce, such as a reliable network backbone, or introduce performance improvements, such as high-speed modems. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of activity or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services could produce slower response times and adversely affect use of the Internet. Furthermore, the general public's security concerns regarding the transmittal of confidential information, such as credit card numbers, over the Internet might persist or even worsen. Issues like these could lead to resistance against acceptance of the Internet as a viable commercial marketplace. To the extent the Internet's technical infrastructure or security concerns adversely affect its potential growth, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

NETWORK AND COMPUTER SYSTEMS COULD FAIL, WHICH COULD ADVERSELY AFFECT OUR
BUSINESS

     Our computer systems and network infrastructure could be vulnerable to unforeseen problems. Because we intend to conduct a substantial portion of our business over the Internet and because we may now or in the future outsource certain critical functions to qualified third parties, our operations depend on our ability, as well as that of our third-party service providers, to protect our computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins, or similar catastrophic events.

     Customers may become dissatisfied by any system failure that interrupts our ability to provide our services. Sustained or repeated system failures would reduce the attractiveness of the electronic banking services that we provide. Slower response time or system failures may also result from straining the capacity of our software or hardware due to an increase in the volume of services delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our customers could seek other providers of banking services. Any damage or failure that causes interruptions in our operations could materially adversely affect our business, financial condition, results of operations, and cash flows.

OUR SECURITY COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES

     We must protect our computer systems and network from physical break-ins, security breaches, and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which would likely adversely affect our ability to retain or attract customers, could damage our reputation and could subject us to litigation. Although we rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmissions of confidential information, and although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage, and failures, these security measures may fail. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to protect customer transaction data. If any compromise of our security were to occur, it could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

RAPIDLY CHANGING TECHNOLOGIES MAY CAUSE US TO DELAY INTRODUCTION OF NEW PRODUCTS, SERVICES AND ENHANCEMENTS, WHICH MAY RESULT IN A LOSS OF EXISTING CUSTOMERS OR A FAILURE TO ATTRACT NEW CUSTOMERS

     Our future success will depend on our ability to adapt to rapidly changing technologies. We also will have to enhance existing products and services and develop and introduce a variety of new products and services to address our customers' changing demands. If we are unable to develop and bring additional products and services to market in a timely manner, we could lose market share to competitors who are able to offer these services, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

WE OBTAIN ESSENTIAL SOFTWARE FROM, OR OUTSOURCE ESSENTIAL SERVICES TO, THIRD-PARTY PROVIDERS WHO MAY TERMINATE THEIR AGREEMENTS WITH US, RESULTING IN INTERRUPTIONS TO OUR INTERNET AND GENERAL BANKING OPERATIONS

     We obtain essential software and/or technical support from third-party providers. We obtain or outsource our core banking software, certain electronic bill payment functions and other additional software and services from or to qualified third-party vendors. Our agreements with each service provider are generally cancelable by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace such provider with another service provider, our operations may be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

IF A COMPETITOR SUCCESSFULLY CHALLENGES OUR RIGHT AND/OR ABILITY TO USE THE NAME(S) AMERICAN BANK AND/OR PCBANKER.COM, SIGNIFICANT FINANCIAL RESOURCES IN DEVELOPING BRAND AWARENESS WOULD BE LOST

     Our success in introducing new financial products and services in our local market and through the Internet, and attracting new customers, will depend in part upon our ability to increase the brand name awareness of American Bank, pcbanker.com and other legal, brand, and trade names (service marks) related to us. We are making a substantial investment in the promotion and marketing of such service marks.

     There are other banks in the United States with a legal, brand, or trade name that includes "American Bank" or a related derivation. Use of our service marks may be alleged to result in some degree of confusion in the financial services marketplace.

     We currently are authorized in the Commonwealth of Pennsylvania to use the name "American Bank". We filed an application for primary registration of the name "pcbanker.com" and were denied primary registration due to the common nature of the name. We filed an application for supplemental registration of the "pcbanker.com" name, and have received approval for the service mark of pcbanker.com. Infringement claims by competitors challenging our ability to use such service marks, even if without merit, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, we could lose our right to use such service marks and the benefits of the brand awareness we are spending significant resources to develop.

OUR COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES

     Our success depends heavily on the expertise and guidance of our President and Chief Executive Officer, Mark W. Jaindl, and certain other executive officers.

     We have entered into an employment agreement with Mr. Jaindl. We maintain key-man term life insurance in the amount of $2,000,000 on Mr. Jaindl, with American Bank as sole beneficiary. If we lose the services of Mr. Jaindl, or if we are unable to attract additional qualified employees, our business would likely be adversely affected. See "Management."

CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT US

     Like most financial institutions, our results of operations are primarily dependent on net interest income. Net interest income results from the "spread" between interest earned on interest-earning assets, such as investments and loans, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include governmental monetary policies, inflation, recession, unemployment, the money supply, domestic and international economic and political conditions, and domestic and international crises. Changes in interest rates could have adverse effects on our operations. We have relied on non-maturity and time deposits as a primary source of funds, and we will continue to rely on these types of deposits pursuant to our Internet marketing and delivery strategy. Our ability to retain these deposits is heavily dependent on the rates of interest paid by us. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, in a particular period of time, a significant increase in interest rates could adversely impact our net interest income. Changes in interest rates could adversely affect the volume of loans we originate, the value of our purchased loans and other interest-earning assets, particularly the investment securities portfolio, and/or loan repayments and prepayments. If such or similar changes occur, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

OUR LENDING ACTIVITY EXPOSES US TO CREDIT RISKS

     We make commercial, consumer, and mortgage loans following an analysis of credit risk, the value of underlying collateral, and other quantitative and qualitative factors. Such lending activity exposes us to risk of loss, particularly in the case of loans to small businesses and individuals. These risks include possible errors in our credit analysis, the uncertainty of borrowers' ability to repay their loans, the uncertainty of future economic conditions, and the possibility of loan defaults. Commercial lending generally includes higher interest rates and shorter terms of repayment than other types of loans. Such losses or defaults would adversely affect our financial condition and results of operations.

INCREASES IN OUR ALLOWANCE FOR LOAN LOSSES MAY ADVERSELY AFFECT OUR BUSINESS

     At December 31, 2001, our allowance for loan losses represented 1.47% of our total loans. Although we believe that we have established an adequate allowance for losses in our loan portfolio, including purchased loans, material future additions to the allowance for loan losses may be necessary due to changes in economic conditions, the performance of our loan portfolio and increases in both loan originations and purchases. In addition, the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System, and/or the Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our allowance for loan losses and could require increases in such allowance. Increases in the allowance for loan losses would adversely affect our financial condition and results of operations.

WE NEED TO MAINTAIN ADEQUATE CAPITAL TO SUPPORT OUR ANTICIPATED GROWTH

     We are required by Federal and state regulations to maintain adequate levels of capital to support our operations. To the extent our operations expand, we will be required to support such growth by increasing our capital to acceptable regulatory levels. We expect our operations, including our asset base, to grow consistently as a result of implementing our Internet banking strategy. Accordingly, we may need to raise additional capital in the future to support our operations should they continue to expand. This may be accomplished through the sale of additional securities of American Bank Incorporated, including the issuance of additional shares of our common stock. There is no assurance that we will be able to raise additional capital when needed. If we cannot raise additional capital when needed, our business, financial condition, results of operations, capital levels, and cash flows will be materially adversely affected. If we issue additional common stock, stockholders of American Bank Incorporated may not have a right to purchase any new issue of shares of our common stock in order to maintain their proportionate ownership interest. Should we choose to raise capital through the sale of our common stock, such action would dilute the ownership and voting power of the outstanding shares and reduce the portion of any dividend and liquidation proceeds payable to the holders of the common stock.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION AND FEDERAL AND STATE LAW MAKE IT MORE DIFFICULT FOR PERSONS TO MAKE OFFERS TO ACQUIRE CONTROL OF AMERICAN BANK INCORPORATED AND AMERICAN BANK

     In many cases, stockholders receive a premium for their shares when their company is purchased by another company. However, state and Federal law, as well as provisions in our Articles of Incorporation and Bylaws, make it more difficult for anyone to purchase control of American Bank and American Bank Incorporated without approval of our Board of Directors.

OUR BOARD OF DIRECTORS OWNS A MAJORITY OF OUR OUTSTANDING SHARES AND WILL BE ABLE TO MAKE DECISIONS THAT YOU MAY OPPOSE

     Our directors and executive officers as a group own more than a majority of the shares of common stock. Accordingly, our directors and executive officers will own sufficient shares to determine the outcome of most matters that may be brought before the shareholders for a vote. This continued influence may negatively affect the price of the shares.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

     The following tables set forth selected historical financial and other data of American Bank for the periods and at the dates indicated. The information is derived in part from, and should be read together with, the Financial Statements and Notes thereto of American Bank contained elsewhere in this prospectus.

                                                                     AT DECEMBER 31,
                                                 ----------------------------------------------------------
                                                   2001          2000        1999       1998        1997
                                                 ---------    ---------   ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Selected Financial Condition Data:
---------------------------------
Total assets...................................  $ 368,709    $ 244,256   $ 112,333   $  73,510   $  21,148
Loans receivable, net..........................    135,589      120,614      53,313      35,284       5,507
Securities available for sale..................    175,177       63,221      47,044      23,131       8,081
Securities held to maturity....................     14,822       17,498       1,137         599       1,990
Deposits.......................................    258,000      182,495      89,143      54,299      13,400
Short-term debt................................         --           --       3,000          --          --
Long-term debt.................................     83,238       37,456       8,194       8,893          --
Stockholders' equity...........................     25,508       23,255      11,620      10,024       7,681

                                                                      FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                 ----------------------------------------------------------
                                                  2001         2000         1999        1998        1997
                                                 ---------    ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
------------------------
Total interest income .......................... $  19,995    $  11,916   $   6,087   $   2,705   $     481
Total interest expense .........................    13,123        7,535       3,478       1,384         126
                                                 ---------    ---------   ---------   ---------   ---------
Net interest income ............................     6,875        4,381       2,609       1,321         355
Provision for loan losses ......................       651          475         259         397         111
                                                 ---------    ---------   ---------   ---------   ---------
Net interest income after provision for loan
 losses.........................................     6,221        3,906       2,350         924         244
                                                 ---------    ---------   ---------   ---------   ---------
Fees and service charges .......................       131           75          34          16           2
Net realized gain on sales of mortgage loans
 and securities ................................       151           77          86         173          18
Other income ...................................       193          214          73          15          --
                                                 ---------    ---------   ---------   ---------   ---------
Total other income .............................       475          366         193         204          20
Total other expenses ...........................     5,061        3,589       2,661       2,234       1,108
                                                 ---------    ---------   ---------   ---------   ---------
    Income (loss) before taxes on income             1,635          683        (118)     (1,106)       (844)
Taxes on income ................................       297          254          --          --          --
                                                 ---------    ---------   ---------   ---------   ---------
Net income (loss) .............................. $   1,338    $     429   $    (118)  $  (1,106)  $    (844)
                                                 =========    =========   =========   =========   =========
Dividend payout ratio per share ................        --           --          --          --          --
Earnings (loss) per share-basic(1) ............. $    0.22    $    0.08   $   (0.03)  $   (0.40)  $   (0.53)
Earnings (loss) per share-diluted(1) ........... $    0.22    $    0.08   $   (0.03)  $   (0.40)  $   (0.53)


Performance Ratios:
-------------------
Return on assets (ratio of net income (loss) to
 average total assets) .........................      0.43%        0.26%      (0.13)%     (2.34)%     (7.98)%
Return on equity (ratio of net income (loss) to
 average equity) ...............................      5.48%        2.54%      (1.15)%    (12.49)%    (10.99)%
Interest rate spread information:
Average during period ..........................      2.14%        2.37%       2.60%       2.71%       2.07%
End of period ..................................      2.18%        1.97%       2.51%       2.25%       2.08%
Net interest margin (ratio of net interest
 income divided by average earning assets) .....      2.40%        2.73%       2.94%       3.22%       4.56%
Ratio of operating expense to average total
 assets ........................................      1.60%        2.07%       2.88%       4.72%      10.48%
Ratio of average interest-earning assets to
 average interest-bearing liabilities ..........    105.55%      107.70%     108.61%     115.03%     116.25%


Asset Quality Ratios:
---------------------
Non-performing assets to total assets at end of
 period ........................................        --           --          --          --          --
Allowance for loan losses to non-performing
 loans .........................................       N/A          N/A         N/A         N/A         N/A
Allowance for loan losses to loans receivable,
 net ...........................................      1.47%        1.02%       1.41%       1.42%       2.03%


Capital Ratios:
---------------
Stockholders' equity to total assets at end of
 period ........................................      6.92%        9.52%      10.34%      13.63%      36.32%
Average stockholders' equity to average assets..      8.33%       10.58%      11.02%      18.71%      76.51%

-----------------------
(1)  Adjusted to reflect three-for-two stock split declared in January 2002.


                        HOW WE INTEND TO USE THE PROCEEDS

     If all the warrants are exercised, we would receive approximately $5.0 million in proceeds. We intend to contribute at least 50% of the net proceeds, or $2.5 million, to American Bank. We intend to use the net proceeds for general corporate purposes, including funding growth in assets and maintaining capital ratios in excess of regulatory capital adequacy requirements. See "Capitalization" and Note 17 to the Financial Statements included in this prospectus beginning on page F-1.

     We intend to initially invest the net proceeds in U.S. government agency securities, mortgage-backed securities and other investment-grade securities.

     We will consider opportunities that may arise from time to time to acquire other financial and related companies. We do not have any specific acquisition, merger or similar expansion plans at this time.

                               OUR DIVIDEND POLICY

     We have not paid a cash dividend since we began operations. We expect to retain our earnings to support growth and expansion. Therefore, we do not expect to pay a cash dividend in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth American Bank Incorporated's capitalization as of December 31, 2001 and as adjusted to give effect to the exercise of 756,643 warrants. The data does not include 282,000 shares of common stock issuable pursuant to outstanding stock options at an average exercise price of $5.27 per share.


                                                                                      PRO FORMA
                                                                                    CAPITALIZATION
                                                                                    BASED UPON THE
                                                                                    SALE FOR $6.67
                                                                                     PER SHARE OF
                                                                    HISTORICAL         756,643
                                                                  CAPITALIZATION       SHARES
                                                                  --------------    -------------
                                                                      (DOLLARS IN THOUSANDS)
Deposits(1)..................................................     $     258,000     $     258,000
Borrowings...................................................            83,238            83,238
                                                                  -------------     -------------
    Total deposits and borrowings............................     $     341,238     $     341,238
                                                                  =============     =============

Stockholders' equity:
Common stock, $0.10 par value, 15,000,000 shares authorized;
  shares to be issued as shown(2)............................     $         601     $         677
Additional paid-in capital...................................            24,359            29,238
Accumulated deficit .........................................              (300)             (300)
Unallocated ESOP shares, at cost (9,675 shares) (2)..........               (86)              (86)
Accumulated other comprehensive income.......................               934               934
                                                                  -------------     -------------
    Total stockholders' equity...............................     $      25,508     $      30,463
                                                                  =============     =============
Total stockholders' equity as a percentage of total assets...              6.92%             8.15%
                                                                  ==============    ==============
----------------
(1) Does not reflect withdrawals from deposit accounts for the exercise of warrants.
(2) Adjusted to reflect three-for-two stock split declared in January 2002.


                 MARKET FOR OUR COMMON STOCK AND RELATED MATTERS

     Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "AMBK." As of February 28, 2002, we had six registered market makers, 642 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 6,003,095 shares outstanding.

     The following tables set forth market price and dividend information for the common stock since the completion of American Bank's public offering on June 15, 2000, as adjusted to reflect the three-for-two stock split declared in January 2002.


     FISCAL YEAR ENDED
     DECEMBER 31, 2002                    HIGH                         LOW                CASH DIVIDENDS DECLARED
---------------------------    ------------------------     -----------------------     -------------------------
Second Quarter                 $                            $                           $           --
First Quarter                             9.00                         8.25                         --


     FISCAL YEAR ENDED
     DECEMBER 31, 2001                    HIGH                         LOW                CASH DIVIDENDS DECLARED
---------------------------    ------------------------     -----------------------     -------------------------

Fourth Quarter                 $          7.83              $          7.27             $           --
Third Quarter                             8.33                         8.00                         --
Second Quarter                            8.00                         7.77                         --
First Quarter                             8.00                         7.89                         --


     FISCAL YEAR ENDED
     DECEMBER 31, 2000                    HIGH                         LOW                CASH DIVIDENDS DECLARED
---------------------------    ------------------------     -----------------------     -------------------------
Fourth Quarter                 $          9.17              $          9.09             $           --
Third Quarter                            10.00                         9.59                         --


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements" relating to future economic performance, plans, and objectives of management for future operations. It also contains projections of revenues and other financial items that are based on management's judgment, as well as information currently available to management. The words "judgment," "expect," "estimate," "anticipate," "will," "may," "continue," and "believe," as well as similar expressions, are intended to identify forward looking statements. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements and factors noted throughout this registration statement.

CRITICAL ACCOUNTING POLICIES

     Note 1 to American Bank Incorporated's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of American Bank Incorporated and its results of operations.

INTEREST SENSITIVITY

     We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on its net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or which mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to manage interest rate risk within the our policy requirements.

     The following table illustrates our interest rate sensitivity, as well as the cumulative gap position, at December 31, 2001. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 7.5%, 7.5%, 7.5%, 15%, 37.5%, and 25% during the time-frames shown on the following table.


                                                                               DECEMBER 31, 2001
                                          -----------------------------------------------------------------------------------------
                                                                           MATURITIES AND REPRICINGS
                                            WITHIN                                                               OVER
                                            1 YEAR      1-2 YEARS     2-3 YEARS    3-5 YEARS    5-10 YEARS    10 YEARS       TOTAL
                                          ----------   ----------    ----------   ----------    ----------   ----------   ---------
                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposit with bank and
  Federal funds sold..................... $    7,150   $       --    $       --   $       --   $       --   $       --   $    7,150
Loans receivable ........................     33,996        8,719        11,022       59,685        7,859       16,573      137,854
Mortgage-backed securities...............     11,072        7,889        58,809          208           --           --       77,978
Investment securities  ..................     87,380       27,638         6,276        2,095          500        2,113      126,002
Restricted investment in bank stock......      4,945           --            --           --           --           --        4,945
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------
  Total interest-earning assets.......... $  144,543   $   44,246    $   76,107   $   61,988   $    8,359   $   18,686   $  353,929
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

Interest-bearing liabilities:
Savings.................................. $    5,420   $    5,420    $    5,420   $   10,840   $   27,101   $   18,069   $   72,270
Demand...................................      9,858        5,603         5,603       11,206       28,015       18,677       78,942
Time.....................................     71,524        5,990         7,092        8,341           --           --       92,947
Borrowings...............................     53,343        1,363           383       28,149           --           --       83,238
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------
  Total interest-bearing liabilities..... $  140,235   $   18,376    $   18,498   $   58,536   $   55,116   $   36,745   $  327,397
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

Interest sensitivity gap................. $    4,418   $   25,870    $   57,609   $    3,452   $  (46,757)  $  (18,060)  $   26,532
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Cumulative interest sensitivity gap...... $    4,418   $   30,288    $   87,897   $   91,349   $   44,592   $   26,532   $   26,532
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Ratio of gap to total assets.............        1.2%         7.0%         15.6%         0.9%       (12.7)%       (4.9)%        7.2%
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Ratio of cumulative gap to total assets..        1.2%         8.2%         23.8%        24.7%        12.1%         7.2%         7.2%
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

     American Bank generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2001, American Bank was asset sensitive over a time horizon of up to twelve months. This "positive gap" of $4.4 million within such time frame resulted principally from growth in transaction deposit accounts, six-month certificates of deposit and Federal Home Loan Bank Advances used to fund increases in loans and securities that had similar or shorter interest rate lives. Management anticipates that American Bank will remain asset sensitive, and that this "positive gap" may increase, in the foreseeable future. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar or longer interest rate lives. This strategy will allow the Bank to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a negative impact on the Bank's net interest income stream.

     A gap analysis is not a precise indicator of a financial institution's interest sensitivity position. Such an analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

     We have not engaged in off-balance sheet hedges or other transactions that may be deemed "speculative," as that term is defined by various regulatory agencies, for the purpose of managing interest rate risk, and do not intend to do so in the foreseeable future.

     ANALYSIS OF RESULTS OF OPERATIONS. The largest component of net income for American Bank is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support its assets. Net interest income is determined by the rates earned on our interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

AVERAGE BALANCE SHEETS

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments have been made. All average balances are monthly average balances.

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------------------
                                              2001                              2000                             1999
                              --------------------------------   --------------------------------  -------------------------------
                                AVERAGE     INTEREST               AVERAGE    INTEREST               AVERAGE   INTEREST
                              OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/   OUTSTANDING  EARNED/    YIELD/
                                BALANCE       PAID      RATE       BALANCE      PAID       RATE      BALANCE     PAID       RATE
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
                                                                     (DOLLARS INTHOUSANDS)
Interest-earning assets:
Interest bearing deposits
  and Federal funds sold..... $    6,994   $     258      3.69%  $    4,133  $      264      6.39% $    8,505  $     484      5.69%
Loans receivable.............    129,941      10,302      7.93       82,700       6,563      7.94      44,393      3,459      7.79
Mortgage-backed securities...     46,839       3,096      6.61       18,982       1,269      6.69      11,091        691      6.23
Investment securities........     98,990       6,064      6.13       52,962       3,717      7.02      23,827      1,391      5.84
Correspondent bank stock.....      4,145         275      6.63        1,574         103      6.54         932         62      6.65
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
  Total interest-earning
    assets .................. $  286,909   $  19,995      6.97%  $  160,351  $   11,916      7.43% $   88,748  $   6,087      6.86%
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
Interest-bearing liabilities:
Demand....................... $   52,993   $   1,795      3.39   $   30,649  $      868      2.83  $   15,132  $     259      1.71%
Savings......................     55,460       2,288      4.13       38,127       1,844      4.84      34,500      1,606      4.65
Time.........................     94,130       5,394      5.73       58,212       3,605      6.19      23,546      1,184      5.03
Borrowings...................     69,227       3,646      5.27       21,901       1,218      5.56       8,534        429      5.03
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
  Total Interest-bearing
    liabilities.............. $  271,810   $  13,123      4.83%  $  148,889  $    7,535      5.06% $   81,712  $   3,478      4.26%
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------

Net interest income..........              $   6,872                         $    4,381                        $   2,609
                                           =========                         ==========                        =========
Net interest rate spread.....                             2.14%                              2.37%                            2.60%
                                                      ========                           ========                         ========
Net earning assets........... $   15,099                         $   11,462                        $    7,036
                              ==========                         ==========                        ==========

Net yield on average
  interest-earning assets.....                            2.40%                              2.73%                            2.94%
Ratio of interest-earning                             ========                           ========                         ========
  assets to interest bearing
  liabilities................     105.55%                            107.70%                           108.61%
                              ==========                         ==========                        ==========


RATE/VOLUME ANALYSIS

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (a) changes in volume (i.e., changes in volume multiplied by old rate) and (b) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                          FOR THE YEARS ENDED             FOR THE YEARS ENDED
                                              DECEMBER 31,                   DECEMBER 31,
                                              2001 V. 2000                   2000 V. 1999
                                   -------------------------------   -----------------------------
                                    INCREASE/DECREASE                 INCREASE/DECREASE
                                          DUE TO           TOTAL            DUE TO          TOTAL
                                   -------------------   INCREASE/   -------------------  INCREASE/
                                     VOLUME      RATE     DECREASE     VOLUME     RATE    DECREASE
                                   ---------   -------   ---------   ---------   -------  --------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold..............  $     137   $  (143)  $      (6)  $    (274)  $    54  $   (220)
Loans receivable.................      3,745        (6)      3,739       3,035        69     3,104
Mortgage-backed securities.......      1,840       (13)      1,827         524        54       578
Investment securities............      3,028      (681)      2,347       1,994       332     2,326
Other............................        168         4         172          43        (2)       41
                                   ---------   -------   ---------   ---------   -------  --------
  Total interest-earning assets..      8,918      (839)      8,079       5,322       507     5,829
                                   ---------   -------   ---------   ---------   -------  --------

Interest-bearing liabilities:
Demand deposits..................        727       200         927         368       241       609
Savings deposits.................        749      (305)        444         171        67       238
Time deposits....................      2,117      (328)      1,789       2,091       330     2,421
Borrowings.......................      2,531      (103)      2,428         739        50       789
                                   ---------   -------   ---------   ---------   -------  --------
  Total interest-bearing
    liabilities..................      6,124      (536)      5,588       3,369       688     4,057
                                   ---------   -------   ---------   ---------   -------  --------

Net Increase.....................  $   2,794   $  (303)  $   2,491   $   1,953   $  (181) $  1,772
                                   =========   =======   =========   =========   =======  ========

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

     Total assets increased to $368.7 million at December 31, 2001 from $244.3 million at December 31, 2000, an increase of $124.4 million, or 50.9%. Investment securities increased by $102.4 million, or 100.8%, to $204.0 million at December 31, 2001 compared to $101.6 million at December 31, 2000. Loans outstanding increased by $15.0 million, or 12.4%, to $135.6 million at December 31, 2001, compared to $120.6 million at December 31, 2000.

     The growth in assets was funded by an increase in deposits of $75.5 million and an increase in borrowed money of $45.8 million, reflecting additional advances from the Federal Home Loan Bank of Pittsburgh.

     Loans receivable, net of allowance for loan losses and deferred origination fees and costs, at December 31, 2001 was $135.6 million, an increase of $15.0 million, or 12.4%, compared to the December 31, 2000 balance of $120.6 million. Loans receivable represented 36.8% of total assets at December 31, 2001, compared to 49.4% of total assets at December 31, 2000.

     Total investment securities increased by $102.4 million, or 100.8%, to $204.0 million at December 31, 2001 from $101.6 million at December 31, 2000. Short term investments, which consist of commercial paper with original maturities of 60 days or less, decreased by $6.9 million, or 33.0% to $14.0 million. Investment securities classified as available for sale increased by $112.0 million, or

177.1%, to $174.5 million, while investment securities classified as held to maturity decreased by $2.7 million, or 15.30%, to $14.8 million. The increase in our portfolio of securities available for sale was the result of our investing the increases in deposits and borrowed money, as well as the principal repayments and maturities of securities classified as held to maturity.

     Total deposits increased by $75.5 million, or 41.4%, to $258.0 million at December 31, 2001 from the December 31, 2000 balance of $182.5 million. Non-interest bearing demand deposits increased $3.3 million, or 30.0%, to $13.8 million at December 31, 2001, from $10.6 million at December 31, 2000. Interest-bearing checking accounts grew $39.5 million, or 100.0%, to $78.9 million, compared to $39.4 million at December 31, 2000. Savings deposits, including money market accounts, increased $32.4 million, or 81.1%, to $72.3 million from the balance of $39.9 million at December 31, 2000. Total certificates of deposit increased by $382,000 or 0.4%, to $92.9 million from the December 31, 2000 balance of $92.6 million. The increase in deposits resulted from our paying higher than market rates on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

     As of December 31, 2001, the amount of advances outstanding from the Federal Home Loan Bank of Pittsburgh was $83.2 million, an increase of $45.7 million, or 121.9%, compared to the $37.5 million outstanding at December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     NET INCOME. For the year ended December 31, 2001 we reported net income of $1.4 million, or $0.22 per basic and diluted share, both as adjusted to reflect the three-for-two stock split declared in January 2002, for a return on average assets of 0.43% and a return on average equity of 5.48%. This is an increase of $909,000, or 211.9%, over net income of $429,000 for the year ended December 31, 2000, or $0.08 per basic and diluted share, as adjusted. The increase in net income was primarily the result of an increase of $126.6 million in average earning assets for the year ended December 31, 2001 compared to the year ended December 31, 2000. The increase in earnings from the increase in earning assets was partially offset by a decrease of 33 basis points in the net interest margin.

     NET INTEREST INCOME. Net interest income increased by $2.5 million, or 56.8%, to $6.9 million for the year ended December 31, 2001, as compared to $4.4 million for the year ended December 31, 2000. Average interest-earning assets grew to $286.9 million for the year ended December 31, 2001, an increase of $126.6 million, or 78.9%, as compared to the average of $160.4 million for the year ended December 31, 2000. Average interest-bearing liabilities grew to $271.8 million for the year ended December 31, 2001, an increase of $122.9 million, or 82.6%, compared to the average of $148.9 million for the year ended December 31, 2000. The yield on average interest-earning assets was 6.97% for the year ended December 31, 2001, a decrease of 46 basis points from the yield of 7.43% for the year ended December 31, 2000. The decrease in the yield on earning assets resulted from declining market interest rates during the year ended December 31, 2001. The cost of funds was 4.83% for the year ended December 31, 2001, a decrease of 23 basis points from the cost of 5.06% for the year ended December 31, 2000, as a result of the decline in market interest rates. During this period, management reduced our deposit rates at a slower pace than the market. We maintain higher deposit rates than our competition as a means to attract new customers and the related banking relationships those customers bring. As a result of the foregoing, our net interest margin (net interest income as a percentage or average interest-earning assets) decreased 33 basis points, to 2.40% for the year ended December 31, 2001, as compared to 2.73% for the year ended December 31, 2000.

     PROVISION FOR LOAN LOSSES. Management records a provision for loan losses in amounts that result in an allowance for loan losses sufficient to cover all potential net charge-offs and risks believed to be inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2001, the provision for loan losses amounted to $651,000, an increase of $176,000, or 37.1%, over the $475,000 provision for the year ended December 31, 2000. The increase in the provision in the current period was primarily related to management's recording a specific reserve of $324,000 for a loan to a single borrower. Subsequent to December 31, 2001, Management has reclassified this loan to "Doubtful" from "Substandard" and increased the specific reserve to $535,000, or 50.0% of the unpaid balance. Management continues to try to resolve this problem loan and expects to have final resolution in the second quarter of 2002. At December 31, 2001, the allowance for loan losses as a percentage of outstanding loans was 1.47%, as compared to 1.02% at December 31, 2000. The increase resulted from management providing the specific reserve discussed above. Management considers the allowance for loan losses at December 31, 2001 to be adequate for the inherent risks of loss in its loan portfolio at that date.

     NON-INTEREST INCOME. Total non-interest income for the year ended December 31, 2001 was $475,000, an increase of $109,000, or 29.8%, compared to $366,000 for the year ended December 31, 2000. Service charges on deposit accounts increased to $131,000 for the year 2001, compared to $75,000 for the year 2000. The increase of $56,000, or 74.7%, was the result of increases in the fees charged on deposit accounts and the volume of activity within those accounts. Gain on sale of loans increased $87,000, or 113.0%, to $164,000 in 2001 compared to $77,000 in 2000. This increase reflects our increased residential real estate loan originations, which primarily resulted from an increase in the volume of loan refinancing activity due to the declining market interest rate environment. Realized losses on the sale of securities totaled $13,000 for the year ended December 31, 2001. There were no security gains or losses for the year ended December 31, 2000. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees and sales of checks and checkbooks, decreased $21,000, or 9.8% to $193,000 for year ended December 31, 2001, compared to $214,000 for the year ended December 30, 2000.

     NON-INTEREST EXPENSE. Non-interest expense for the year ended December 31, 2001 increased $1.5 million, or 41.7%, to $5.1 million, as compared to $3.6 million for the year ended December 31, 2000. Our efficiency ratio (ratio of non-interest expense to the sum of net interest income and non-interest income) improved to 68.9% for the year ended December 31, 2001, as compared to 75.6% for the year ended December 31, 2000. Salaries and benefits for the year ended December 31, 2001 totaled $1.8 million, an increase of $388,000, or 27.0%, as compared to salaries and benefits expense for the year ended December 31, 2000, primarily the result of an increase in our staff of ten employees. Net occupancy expense of $648,000 represented an increase of $117,000, or 22.0%, compared to the prior year, due to an increase in the amount of space being rented for our operations. Professional fees increased by $122,000, or 134.1%, to $213,000 for the year ended December 31, 2001, compared to $91,000 for the year ended December 31, 2000. This increase was primarily due to legal, accounting and other consulting fees associated with our public registration filings and applications to form a bank holding company. Equipment and data processing expense increased $333,000, or 80.4%, to $747,000 for the year ended December 31, 2001, compared to $414,000 for the year ended December 31, 2000, the result of costs associated with upgrading our data systems and security related to our internet systems and electronic banking. Other operating expense increased $280,000, to $740,000 for the year ended December 31, 2001, representing a 60.9% increase from the year ended December 31, 2000. The largest variances in other operating expenses compared to the prior year were as follows: postage increased by $80,000, due to both increased volume and rates; supplies and printing expenses increased $47,000, as a result of increased volume; and web site access cost increased by $154,000 as a result of increases in our internet banking activities.

     INCOME TAX EXPENSE. Income tax expense for the year ended December 31, 2001, amounted to $297,000, an increase of $43,000 from the $254,000 incurred for the year ended December 31, 2000, due primarily to our increase in pretax income being offset by our ability to reduce our deferred tax valuation allowance by $255,000 in the current year. Our effective tax rate for the year ended December 31, 2001 was 18.2%, as compared to 37.2% for the year ended December 31, 2000. The reduction in the effective tax rate reflected our ability to recognize deferred tax assets in the current period as a result of our continued profitability.

CAPITAL RESOURCES AND LIQUIDITY

     Our liquidity management objectives are to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit account withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the Federal Home Loan Bank of Pittsburgh.

     We monitor our liquidity position on an on-going basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2001, our level of liquidity was in excess of the minimum established by Board policy.

     American Bank is subject to various regulatory capital adequacy requirements promulgated by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on American Bank's financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

     Quantitative measures established by regulation to ensure capital adequacy require American Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2001, American Bank exceeded all applicable capital adequacy requirements.

     At December 31, 2001, American Bank's actual and required minimum capital ratios were as follows:

                                                                        REQUIRED FOR CAPITAL    REQUIRED TO BE CONSIDERED
                                                       ACTUAL             ADEQUACY PURPOSES        "WELL CAPITALIZED"
                                              ---------------------     ---------------------     ---------------------
                                                AMOUNT      PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT
                                              ----------    -------     ----------    -------     ----------    -------
                                                                    (DOLLARS IN THOUSANDS)
As of September 30, 2001:
Total Capital (to risk weighted assets).....  $   26,572     11.24%     $   18,920      8.00%     $   23,650     10.00%
Tier I Capital (to risk weighted assets)....      24,574     10.39           9,460      4.00          14,190      6.00
Tier I Capital (to average assets) .........      24,574      6.80          14,455      4.00          18,069      5.00

IMPACT OF NEW ACCOUNTING STANDARDS

     In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets".

     Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

     Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. The provisions of this Statement became effective for us in January of 2002.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting For Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement became effective for us in January 2002.

     In August 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets". This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business". This Statement also amends ARB No. 51, "Consolidated Financial Statements". The provisions of this Statement became effective for us on January 1, 2002.

     Adoption of these statements did not have and is not expected to have a material impact on our financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related notes of American Bank Incorporated have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                     BUSINESS OF AMERICAN BANK INCORPORATED

     American Bank Incorporated is a Pennsylvania corporation organized in January 2002 by American Bank for the purpose of becoming the holding company of American Bank. Following this stock offering, our only significant assets will be the capital stock of American Bank and the net proceeds we retain from the stock offering. Our business primarily consists of the business of American Bank.

                            BUSINESS OF AMERICAN BANK

GENERAL

     Our office is located at 4029 West Tilghman Street, Allentown, Pennsylvania. Our telephone numbers are (888) 366-6622 and (610) 366-1800, and our primary Internet address is www.pcbanker.com. The information contained on our website is not incorporated by reference into this Prospectus.

     Except as otherwise indicated, the information in this Prospectus has been adjusted to reflect a two-for-one stock split distributed on December 31, 1999 and a three-for-two stock split declared in January 2002. All trademarks or service marks appearing herein are trademarks or service marks of American Bank.

     We commenced full-service banking activities in June 1997, and we operate from a 21,400 square-foot banking center and executive office in Allentown, Pennsylvania. Our local service area primarily includes Lehigh and Northampton counties, along with portions of Berks, Bucks, Carbon, and Montgomery counties, in Pennsylvania.

     Our principal business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investment securities. We offer a comprehensive menu of deposit and loan products for consumer, business, institutional, and governmental customers, including interest-bearing checking and money market accounts, savings accounts, certificates of deposit, and individual retirement accounts. We also engage in mortgage banking activities, which include the origination, purchase, and, in certain instances, subsequent sale of residential mortgage loans.

     Pcbanker.com (www.pcbanker.com), is the brand name for the Internet banking
                   ----------------
and financial services we provide. We deliver convenience through innovative technology, absent the restrictions of time and geography, by offering an expanding menu of real-time, web-browser based Internet banking services. As America's first "Nationwide Community Bank," we offer the convenience of Internet banking with the "old-fashioned" service expected from a traditional community bank. By incorporating current technology and the resulting economies of scale, we offer some of the best interest rates in the country on both deposit and loan products, delivered with a premier level of service.

     Through pcbanker.com, customers are able to obtain information on our products and services, submit deposit and loan account applications, access account data and perform transactions, all on a real-time basis, 24 hours a day, every day of the year, from any Internet-accessible location. Consumers may utilize free bill payment services, while business customers are offered an evolving menu of cash management services.

LENDING ACTIVITIES

     American Bank concentrates its lending activities on commercial mortgage loans, commercial business loans, commercial construction loans and consumer loans, including home equity, home equity lines of credit, and conventional first mortgage loans secured by one- to four-family properties. A substantial portion of our loan portfolio is secured by commercial and residential real estate, either as primary or secondary collateral, located in its local market area. We also purchase adjustable-rate mortgage loans on a nationwide basis.

     LOAN PORTFOLIO COMPOSITION. The following information details the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and discounts, and allowance for losses) as of the dates indicated:


                                                              AT DECEMBER 31,
                                ----------------------------------------------------------------------------
                                         2001                      2000                      1999
                                ----------------------    ----------------------    ----------------------
                                 AMOUNT       PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT
                                ---------    ---------    ---------    ---------    ---------    ---------
                                                                                       (IN THOUSANDS)
Real Estate Loans:
-----------------
Commercial(1).................. $  40,668        29.50%   $  29,183        23.89%   $  16,726        30.83%
Residential(2).................    64,810        47.01       64,466        52.78       18,475        34.06
                                ---------    ---------    ---------    ---------    ---------    ---------
   Total real estate loans....    105,478        76.51       93,649        76.67       35,201        64.89
                                ---------    ---------    ---------    ---------    ---------    ---------
Other Loans:
-----------
Consumer loans.................    11,237         8.15       10,235         8.38        8,085        14.90
Commercial.....................    21,139        15.34       18,264        14.95       10,959        20.21
                                ---------    ---------    ---------    ---------    ---------    ---------
   Total other loans...........    32,376        23.49       28,499        23.33       19,044        35.11
                                ---------    ---------    ---------    ---------    ---------    ---------

Total loans receivable........    137,854       100.00%     122,148       100.00%      54,245       100.00%
                                ---------    =========    ---------    =========    ---------    =========

Less:
----
Deferred fees and premiums.....      (267)                     (292)                     (165)
Allowance for losses...........    (1,998)                   (1,242)                     (767)
                                ---------                 ---------                 ---------
   Total loans receivable, net  $ 135,589                 $ 120,614                 $  53,313
                                =========                 =========                 =========




                                                AT DECEMBER 31,
                                ----------------------------------------------
                                         1998                      1997
                                ----------------------    ----------------------
                                  AMOUNT      PERCENT       AMOUNT      PERCENT
                                ---------    ---------    ---------    ---------

Real Estate Loans:
-----------------
Commercial(1).................. $   7,127        30.83%   $   1,097        19.22%
Residential(2).................    17,417        34.06        3,542        62.04
                                ---------    ---------    ---------    ---------
   Total real estate loans....     24,544        64.89        4,639        81.26
                                ---------    ---------    ---------    ---------
Other Loans:
-----------
Consumer loans.................     4,945        14.90          881        15.43
Commercial.....................     6,360        20.21          189         3.31
                                ---------    ---------    ---------    ---------
   Total other loans...........    11,305        35.11        1,070        18.74
                                ---------    ---------    ---------    ---------

Total loans receivable........     35,849       100.00%       5,709       100.00%
                                ---------    =========    ---------    =========

Less:
----
Deferred fees and premiums.....       (57)                      (91)
Allowance for losses...........      (508)                     (111)
                                ---------                 ---------
   Total loans receivable, net  $  35,284                 $   5,507
                                =========                 =========


--------------
(1) Commercial real estate loans include multi-family residential real estate loans.
(2) Residential real estate loans include one- to four-family real estate loans and residential construction loans.

     LOAN APPROVALS. Loan approvals are made in accordance with a policy that includes delegated authorities approved by the Board of Directors. Loans are approved at various management levels up to and including the Board of Directors, depending on the amount of the loan. Generally, loans of $500,000 or less may be approved by one or more authorized senior officers, as required by policy. Loans over $500,000 require approval by a Loan Committee or by the Board of Directors.

     COMMERCIAL REAL ESTATE LOANS. American Bank originates mortgage loans for the acquisition and refinancing of commercial real estate properties. At December 31, 2001, $40.7 million, or 29.5% of American Bank's total loan portfolio consisted of loans secured by commercial real estate properties, which include multi-family residential real estate loans. The majority of our commercial real estate loans are secured by office buildings, manufacturing facilities, distribution/warehouse facilities, and retail centers, which are generally located in our local market area. The interest rates for our commercial real estate loans generally adjust at one- to five-year intervals, and are typically renegotiated at the end of such period or automatically converted to a floating interest rate. The loans generally have a five-year term with an amortization period of no greater than twenty years. At December 31, 2001, the largest such loan had a balance of $2.3 million. At that date we had no commercial real estate loans that were delinquent in excess of 30 days.

     American Bank generally requires appraisals of the properties securing commercial real estate loans. Appraisals are performed by an independent appraiser designated by American Bank and all appraisals are reviewed by management. American Bank considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

     Loan-to-value ratios on our commercial real estate loans are generally limited to 80% of the appraised value of the secured property. As part of the criteria for underwriting commercial real estate loans, we generally impose a debt service coverage ratio (the ratio of net operating income before payment of debt service compared to debt service) of not less than 1.2:1. It is also our general practice to obtain personal guarantees from the principals of our corporate borrowers on commercial real estate loans.

     Loans secured by commercial real estate typically have higher balances and are more difficult to evaluate and monitor and, therefore, involve a greater degree of credit risk than other types of loans. If the estimate of value proves to be inaccurate, the property may not provide us with full repayment in the event of default and foreclosure. Because payments on these loans are often dependent on the successful development, operation, and management of the properties, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. American Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. American Bank also generally obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     MULTIFAMILY RESIDENTIAL REAL ESTATE LENDING. American Bank originates mortgage loans secured by multifamily dwelling units (more than four units). At December 31, 2001, $3.4 million, or 2.5% of our total loan portfolio consisted of loans secured by multifamily residential real estate (multi-family residential real estate loans are included in commercial real estate loans in the loan portfolio composition table above). The majority of our multifamily residential real estate loans are secured by apartment buildings located in the Bank's local market area. The interest rates for our multifamily residential real estate loans generally adjust at one- to five-year intervals, with the rate to be negotiated at the end of such term or to automatically convert to a floating interest rate. These loans generally have a five-year term with an amortization period of no more than twenty years. At December 31, 2001, the largest such loan had a balance of $964,000. At that date, we had no multifamily residential real estate loans that were delinquent in excess of 30 days.

     ONE- TO FOUR-FAMILY REAL ESTATE MORTGAGE LENDING. American Bank originates loans secured by first mortgages on existing or new construction, one-to-four family residences located in its local market area. We purchase one-to-four family real estate loans, primarily adjustable rate mortgages, from other lenders. The loans purchased are of similar credit quality and meet substantially similar credit standards as loans we originated. We monitor this portfolio for geographic concentrations. At December 31, 2001, $64.8 million, or 47.0% of American Bank's total loans receivable, consisted of one- to four-family residential real estate and construction loans. We originated $18.2 million, $10.6 million, and $14.5 million of one-to-four-family residential mortgage and construction loans for the years ended December 31, 2001, 2000, and 1999 respectively. We purchased adjustable rate one-to-four family residential mortgages of $ 24.5 million, $45.5 million, and $0 during the years ended December 31, 2001, 2000 and 1999, respectively.

     At December 31, 2001, American Bank had no mortgage loans secured by one-to-four family real estate that were delinquent in excess of 30 days.

     Generally, our fixed-rate one-to-four family mortgage loans have maturities ranging from ten to 30 years and are fully amortizing, with monthly payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Due to the inherent interest rate risk associated with holding long-term assets, we have historically sold a substantial portion of the fixed rate residential mortgage loans we originate. During the years ended December 31, 2001, 2000 and 1999, we sold $12.3 million, $4.9 million, and $9.8 million of fixed rate one-to-four family mortgage loans, respectively. However, depending on interest rates, we may keep fixed-rate mortgages in its portfolio. Our fixed-rate loans customarily include "due on sale" clauses, which gives us the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan has not been paid in full.

     American Bank originates and purchases adjustable-rate mortgage ("ARM") loans at rates and terms competitive with market conditions. At December 31, 2001, $47.4 million, or 34.4% of our total loan portfolio, was comprised of residential ARM loans and subject to periodic interest rate adjustments. We typically originate and purchase ARM loans primarily for our own portfolio. Our ARM loans provide for an initial interest rate, which may adjust every one to ten years. After the initial interest rate period the loans adjust every year and are based on the one-year U.S. Treasury constant maturity index. Our ARM loans are typically based on up to a 30-year amortization schedule. For one-year ARM loans, we qualify the borrowers at the initial rate plus two percent. For all other ARM loans, we qualify the borrowers at the initial rate. Our current ARM loans do not provide for negative amortization. American Bank's ARM loans generally provide for initial, ongoing, and lifetime interest rate adjustments, and may offer discounted or "teaser" initial interest rates that may be more than 2% below the interest rate to which the loan would adjust at the first interest adjustment date, based on the market rates of interest at the time the loan was originated or purchased. The retention of ARM loans in our loan portfolio helps reduce our exposure to changes in interest rates.

     RESIDENTIAL CONSTRUCTION LENDING. American Bank originates residential construction loans to individuals who have a contract with an approved builder for the construction of their residence. As of December 31, 2001, $1.1 million, or 0.8%, of our total loan portfolio consisted of residential construction loans. Our construction loans are generally secured by property located in our primary market area. Construction loans to individuals are generally originated pursuant to the same policy regarding loan-to-value ratios as are used in connection with loans secured by one- to four-family residential real estate. At December 31, 2001, we had no residential construction loans that were delinquent in excess of 30 days.

     CONSUMER LENDING. American Bank originates a variety of consumer loans primarily on a secured basis. The loans are generally originated in our local market area; however, we currently originate consumer loans, primarily home equity loans, throughout the Commonwealth of Pennsylvania through pcbanker.com. Our business plan provides for continued growth in originating and closing home equity loan products throughout the Commonwealth of Pennsylvania. Consumer loans include home equity loans, home equity lines of credit, loans secured by certificates of deposit, savings accounts and automobiles, and unsecured personal loans. Our home equity loans are typically secured by a first or second mortgage on residential property, and have repayment terms ranging from one year to 15 years. American Bank's home equity lines of credit are also secured, typically by a first or second mortgage on residential property and have variable interest rates that are tied to The Wall Street Journal prime lending rate (the "Prime Rate"), which may adjust daily. These loans generally mature in 15 years or less. Other consumer loans are made with fixed interest rates and have terms that generally do not exceed five years. At December 31, 2001, consumer loans amounted to $11.2 million, or 8.2% of the total loan portfolio. At that date, we had no consumer loans that were delinquent in excess of 30 days.

     At December 31, 2001, the largest component of the consumer loan portfolio consisted of fixed-rate home equity loans, which totaled $8.2 million, or 6.0% of the total loan portfolio. At December 31, 2001, outstanding balances of variable-rate home equity lines of credit totaled $2.1 million with total unused commitments of $2.2 million.

     American Bank views consumer lending as an important part of its business, as consumer loans generally have shorter terms and higher yields than fixed rate residential mortgage loans, thus reducing exposure to changes in interest rates. In addition, we believe that offering consumer loans helps to expand and create stronger ties to our customer base. Subject to market conditions, we intend to continue emphasizing consumer lending. Consumer loans entail greater credit risk than one- to four-family residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss, or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower, beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's financial stability, and may be adversely affected by job loss, divorce, illness, or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. In addition, home equity loans have greater credit risk than one- to four-family residential mortgage loans because they often are secured by mortgages subordinated to the existing first mortgage on the property, which we may or may not hold.

     American Bank's underwriting procedures for consumer loans include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. We generally underwrite and originate our consumer loans internally, which we believe limits our exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

     COMMERCIAL LOANS. American Bank originates commercial loans, which are frequently secured by real estate, although the decision to grant a commercial loan depends primarily on the creditworthiness and cash flow of the borrower, and secondarily on the value of and ability to liquidate the collateral. we generally require annual financial statements and Federal tax returns from our corporate borrowers, and personal guarantees from the business principals. We also generally require an appraisal of any real estate that secures the loan. Our portfolio of commercial business loans as of December 31, 2001, had a balance of $21.1 million, which represented 15.3% of the total loan portfolio. On that date, the largest such loan had a balance of $1.1 million. As of December 31, 2001, American Bank had no commercial business loans, that were delinquent in excess of 30 days.

     Commercial lending generally involves greater credit risk than residential mortgage or consumer lending, and involves risks that are different from those associated with commercial real estate lending. Although commercial loans may be collateralized by equipment or other business assets, the liquidation of collateral in the event of a borrower default may represent an insufficient source of repayment because equipment and other business assets may, among other things, be obsolete or of limited use. Accordingly, the repayment of a commercial loan depends primarily on the creditworthiness and projected cash flow of the borrower (and any guarantors), while liquidation of collateral is considered a secondary source of repayment.

     MATURITY OF LOAN PORTFOLIO. The following table sets forth certain information at December 31, 2001, regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, and loans having no stated schedule of repayments and no stated maturity, are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income, and allowance for loans losses. Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the interest rate adjusts. The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.


                                                                MULTI-FAMILY AND         CONSTRUCTION OR
                                       ONE- TO FOUR-FAMILY   COMMERCIAL REAL ESTATE        DEVELOPMENT             CONSUMER
                                      ---------------------  ----------------------   --------------------     --------------------
                                                   WEIGHTED               WEIGHTED                WEIGHTED                WEIGHTED
                                                   AVERAGE                AVERAGE                 AVERAGE                 AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT        RATE       AMOUNT       RATE
                                      ---------      ----    ---------      ----    ---------       ----      --------      ----
                                                                                    (DOLLARS IN THOUSANDS)
Due During Years Ending December 31,
------------------------------------

2002(1) .......................       $  13,494      6.79%   $   7,692      7.41%   $   1,085       7.12%     $    411      5.20%
2003 to 2006 ..................          34,385      6.83       30,635      7.99           --         --         3,517      7.46
2007 and beyond................          15,846      7.15        2,341      7.18           --         --         7,309      6.93
                                      ---------      ----    ---------      ----    ---------       ----      --------      ----
Total .........................       $  63,725      6.90%   $  40,668      7.84%   $   1,085       7.12%     $ 11,237      7.04%
                                      =========      ====    =========      ====    =========       ====      ========      ====



                                       COMMERCIAL BUSINESS        TOTAL
                                      --------------------   ------------------
                                                  WEIGHTED             WEIGHTED
                                                  AVERAGE             AVERAGE
                                       AMOUNT       RATE     AMOUNT     RATE
                                      --------      ----    --------    ----

Due During Years Ending December 31,
------------------------------------

2002(1) .......................       $  8,660      5.97%   $ 31,342    6.71%
2003 to 2006 ..................          9,545      8.14      78,082    7.47
2007 and beyond................          2,934      6.51      28,430    7.03
                                      --------      ----    --------    ----
Total .........................       $ 21,139      7.02%   $137,854    7.21%
                                      ========      ====    ========    ====

------------------

(1) Includes demand loans, loans having no stated maturity and overdraft loans.


     The total amount of loans due after December 31, 2002, that have predetermined interest rates is $40.9 million, while the total amount of loans due after this date that have floating or adjustable interest rates is $65.6 million.

PROBLEM ASSET CLASSIFICATION PROCEDURES

     NON-PERFORMING ASSETS AND DELINQUENCIES. When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower and seeking the payment. Late notices are mailed no more than 16 days after the payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made through written notice and direct contact from an assigned account officer. American Bank will remain in continual contact with the borrower and, if needed, will attempt to work out a payment schedule acceptable to us and the borrower. While we generally prefer to work with borrowers to resolve such problems, we will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

     Loans are generally placed on non-accrual status if, in the opinion of management, principal or interest payments are not likely to be made in accordance with the terms of the loan agreement, or when principal or interest is past due more than 90 days. Interest accrued but not collected at the date the loan is placed on non-accrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are less than 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. The Board of Directors is informed monthly of the status of all loans delinquent more than 15 days.

     At December 31, 2001, we had no loans delinquent more than 30 days, no loans classified as non-performing or non-accrual, and no assets acquired in settlement of loans. During the years ended December 31, 2001, 2000 and 1999 we did not foreclose on any loans.

     Subsequent to December 31, 2001, a commercial business loan, with an unpaid balance of $1,071,000 exhibited characteristics that led management to classify it as nonperforming, even though it was delinquent less than 90 days. Management is currently negotiating a workout on this loan.

     REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS. Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2001 we had no real estate acquired in settlement of loans.

     RESTRUCTURED LOANS. Under Generally Accepted Accounting Principles, American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2001.

     ASSET CLASSIFICATION. The Pennsylvania Department of Banking and Board of Governors of the Federal Reserve System have adopted various regulations regarding problem assets of banking institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets:
"Substandard," "Doubtful," and "Loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that American Bank will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of "Substandard" assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a high probability of loss, although the amount of such loss may not be determinable at such time. An asset classified as "Loss" is considered uncollectible and of such little value that continuance as an asset of American Bank is not warranted. If an asset or portion thereof is classified as "Loss", we must establish a specific allowance for loss for the amount of the portion of the asset classified as "Loss." All or a portion of general loan loss allowances established to cover possible losses related to assets classified "Substandard" or "Doubtful" can be included in determining our regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as "Special Mention" and monitored by us.

     At December 31, 2001, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $756,000 and $1,070,000, respectively. No assets were classified as "Doubtful," and no assets were classified as "Loss." Subsequent to December 31, 2001, management reclassified the $1,070,000 "Substandard" loan as "Doubtful".

     ALLOWANCE FOR LOAN LOSSES. American Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

     In originating loans, we recognize that losses will be occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral for the loan.

     The general valuation allowance is maintained to cover losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions, as such factors may be applicable. Specific valuation allowances are established to absorb losses on loans for which full collectibility cannot be reasonably assured.

     Our evaluation of the adequacy of the allowance for loan losses includes a review of all loans on at least a quarterly basis. For residential mortgage loans and consumer loans, the primary factors used to determine the adequacy of the allowance are delinquency, collateral value, general economic conditions and, where applicable, individual borrower information that is known to us. For commercial loans and commercial real estate loans the review includes financial performance of the borrower, payment history, collateral value, general economic conditions and more specific economic conditions affecting specific industries or business activities of the borrowers within the portfolio segments.

     The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2001 had not charged off any loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we rely upon the past experience and knowledge of management, gained at other banking institutions where they have worked, as a basis for determining our loss factors.

     Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a quarterly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is reflected as the unallocated portion in the table below that indicates the distribution of the allowance.

     At December 31, 2001 and December 31, 2000, American Bank had an allowance for loan losses of approximately $1,998,000 and $1,242,000, respectively. Management believes that the allowance for loan losses at December 31, 2001 and December 31, 2000, is adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while American Bank believes it has established its existing allowance for loan losses in accordance with Generally Accepted Accounting Principles, there can be no assurance that the Pennsylvania Department of Banking or Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect American Bank's financial condition and results of operations.

     The following table sets forth an analysis of American Bank's allowance for loan losses.


                                                     FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------------
                                            2001        2000         1999        1998         1997
                                         ---------   ---------    ---------   ---------    ---------
                                                            (DOLLARS IN THOUSANDS)

Balance at beginning period............  $   1,242   $     767    $     508   $     111    $      --
Provision for loan losses..............        651         475          259         397          111
Allowance recorded in connection with
  purchase of loan pools...............        105          --           --          --           --
                                         ---------   ---------    ---------   ---------    ---------
Balance at end of period...............  $   1,998   $   1,242    $     767   $     508    $     111
                                         =========   =========    =========   =========    =========
Ratio of net charge-offs during the
  period to average loans outstanding
  during the period....................          0%          0%           0%          0%           0%
                                         =========   =========    =========   =========    =========
Ratio of net charge-offs during the
  period to average non-performing
  assets...............................          0%          0%           0%          0%           0%
                                         =========   =========    =========   =========    =========

     The distribution of our allowance for loan losses at the dates indicated is summarized as follows:


                                                               AT DECEMBER 31,
                   ------------------------------------------------------------------------------------------------------
                                 2001                              2000                               1999
                   --------------------------------  --------------------------------  ----------------------------------
                                           PERCENT                           PERCENT                            PERCENT
                                           OF LOANS                          OF LOANS                           OF LOANS
                                 LOAN      IN EACH                 LOAN      IN EACH                  LOAN      IN EACH
                    AMOUNT      AMOUNTS    CATEGORY   AMOUNT     AMOUNTS     CATEGORY    AMOUNT     AMOUNTS     CATEGORY
                    OF LOSS       BY       TO TOTAL   OF LOSS       BY       TO TOTAL    OF LOSS       BY       TO TOTAL
                   ALLOWANCE   CATEGORY     LOANS    ALLOWANCE   CATEGORY     LOANS     ALLOWANCE   CATEGORY     LOANS
                   ---------  ---------   ---------  ---------   ---------  ---------   --------   ----------  ---------
                                                          (DOLLARS IN THOUSANDS)

Commercial.......  $     610  $  21,139       15.34% $     274   $  18,264      14.95%  $    164   $   10,959      17.75%
Commercial
 mortgage........        578     40,668       29.50        391      29,183      23.89        231       16,726      19.88
Residential
 mortgage........        400     64,810       47.01        341      64,466      52.78        125       18,475      48.58
Consumer.........        125     11,237        8.15        107      10,235       8.38         84        8,085      13.79
Unallocated......        285                               129          --         --        163           --         --
                   ---------  ---------   ---------  ---------   ---------  ---------   --------   ----------  ---------

 Total...........  $   1,998  $ 137,854      100.00% $   1,242   $ 122,148     100.00%  $    767   $   54,245     100.00%
                   =========  =========   =========  =========   =========  =========   ========   ==========  =========

                                                  DECEMBER 31,
                    ----------------------------------------------------------------------
                                  1998                                1997
                    --------------------------------  ------------------------------------
                                             PERCENT                            PERCENT
                                             OF LOANS                           OF LOANS
                                  LOAN       IN EACH                 LOAN       IN EACH
                    AMOUNT OF    AMOUNTS     CATEGORY  AMOUNT OF    AMOUNTS    CATEGORY
                      LOSS          BY       TO TOTAL     LOSS        BY        TO TOTAL
                    ALLOWANCE    CATEGORY     LOANS     ALLOWANCE   CATEGORY     LOANS
                    ----------  ----------  -------    ---------    ---------  --------
                                           (DOLLARS IN THOUSANDS)

Commercial........  $       95  $    6,360     17.75%  $      20    $     881      15.43%
Commercial
 mortgage.........          91       7,127     19.88          25        1,097      19.22
Residential
 mortgage.........         126      17,417     48.58          39        3,542      62.04
Consumer..........          52       4,945     13.79          22          189       3.31
Unallocated.......         144          --        --           5           --         --
                    ----------  ----------  --------   ---------    ---------   --------

 Total............  $      508  $   35,849    100.00%  $     111    $   5,709     100.00%
                    ==========  ==========  ========   =========    =========   ========

INVESTMENT ACTIVITIES

     Our securities portfolio is managed by our President and our Chief Financial Officer in accordance with a written investment policy of the Board of Directors that addresses strategies, types, and levels of permitted investments.

     At December 31, 2001, our securities portfolio equaled $204.0 million, or 55.3% of total assets. Our investment portfolio is comprised of mortgage-backed securities, U.S. government and agency securities, corporate debt securities, trust preferred securities, mutual funds and short-term commercial paper. At December 31, 2001, mortgage-backed securities amounted to $78.0 million, U.S. government and agency securities amounted to $29.1 million, corporate obligations, including $14.0 million of short-term commercial paper, amounted to $62.4 million, trust preferred securities amounted to $4.0 million, mutual funds amounted to $30.5 million and restricted equity investments in correspondent banks amounted to $4.9 million. At December 31, 2001, there were no securities of a single issuer (excluding U.S. Government and its agencies and corporations) that exceeded 10% of stockholders' equity.

     We classify securities as either available for sale or held to maturity based upon our intent and ability to hold such securities. Securities available for sale include debt and equity securities that are held for an indefinite period of time and are not intended to be held to maturity. Securities available for sale include securities that we intend to use as part of our overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other factors related thereto. Securities available for sale are carried at fair value and unrealized gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in our earnings. Investment securities and mortgage-backed securities that we have the positive intent and the ability to hold to maturity are classified as held to maturity. Securities held to maturity are carried at cost and are adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities.

     Our securities portfolio composition is designed to provide a liquid portfolio, yet maximize yield on a risk-adjusted basis. The process by which we decide to acquire debt instruments, trust preferred securities, and corporate and municipal obligations is similar to that of underwriting a loan. We evaluate the potential credit risk associated with these types of investment instruments by becoming familiar with the institution, its earnings history, and its ability to meet its debt obligations.

     The amortized cost and approximate fair value of securities as of December 31, 2001, 2000 and 1999 are summarized as follows:

                                                                      AT DECEMBER 31, 2001
                                                ---------------------------------------------------------------
                                                                      GROSS           GROSS
                                                                   UNREALIZED       UNREALIZED
                                                AMORTIZED COST        GAINS           LOSSES        FAIR VALUE
                                                --------------    -------------    -------------   -------------
                                                                         (IN THOUSANDS)
Available for sale securities:
   U.S. Government agencies................     $      26,351    $         294    $          --   $      26,645
   Corporate notes.........................            45,079            1,216             (228)         46,067
   Mortgage backed securities..............            67,375              326              (83)         67,618
   Mutual funds............................            30,470               15               --          30,485
   Trust preferred obligations.............             1,984               --              (93)          1,891
   Other securities........................             2,505                3              (37)          2,471
                                                -------------    -------------    -------------   -------------
     Total.................................     $     173,764    $       1,854    $        (441)  $     175,177
                                                =============    =============    =============   =============

Held to maturity:
   Trust preferred obligations.............     $       2,113    $          51    $          (3)  $       2,161
   Corporate notes.........................             2,249              119               --          23,685
   Mortgage backed securities..............            10,360              181              (64)         10,477
   Other...................................               100               --               --             100
                                                -------------    -------------    -------------   -------------
     Total.................................     $      14,822    $         351    $         (67)  $      15,106
                                                =============    =============    =============   =============



                                                                      AT DECEMBER 31, 2000
                                                ---------------------------------------------------------------
                                                                      GROSS           GROSS
                                                                   UNREALIZED       UNREALIZED
                                                AMORTIZED COST        GAINS           LOSSES        FAIR VALUE
                                                --------------    -------------    -------------   -------------
                                                                         (IN THOUSANDS)
Available for sale securities:
   U.S. Government agencies................     $      27,168    $          74    $        (113)  $      27,129
   Corporate notes.........................            21,379              234              (55)         21,558
   Mortgage-backed securities..............            12,700               73             (105)         12,668
   Trust preferred obligations.............             1,979               --             (113)          1,866
                                                -------------    -------------    -------------   -------------
     Total.................................     $      63,226    $         381    $        (386)  $      63,221
                                                =============    =============    =============   =============
Held to maturity:
   Trust preferred obligations.............     $       1,870    $          10    $        (155)  $       1,725
   Corporate notes.........................             2,247               51               --           2,298
   Mortgage-backed securities..............             8,281              177               --           8,458
   Other...................................             5,100               --               --           5,100
                                                -------------    -------------    -------------   -------------
     Total.................................     $      17,498    $         238    $        (155)  $      17,581
                                                =============    =============    =============   =============

                                                                      AT DECEMBER 31, 1999
                                                ---------------------------------------------------------------
                                                                      GROSS           GROSS
                                                                   UNREALIZED       UNREALIZED
                                                AMORTIZED COST        GAINS           LOSSES        FAIR VALUE
                                                --------------    -------------    -------------   -------------
                                                                         (IN THOUSANDS)
Available for sale securities:
   U.S. Treasury securities................     $       1,000    $           1    $          --   $       1,001
   U.S. Government agencies................            18,630               --             (630)         18,000
   Corporate notes.........................            11,718                2             (131)         11,589
   Mortgage-backed securities..............            14,974               --             (414)         14,560
   Other securities........................             1,972               --              (78)          1,894
                                                -------------    -------------    -------------   -------------
     Total.................................     $      48,294    $           3    $      (1,253)  $      47,044
                                                =============    =============    =============   =============
Held to maturity:
   Trust preferred obligations.............     $       1,037    $          --    $         (84)  $         953
   Other...................................               100               --               --             100
                                                -------------    -------------    -------------   -------------
     Total.................................     $       1,137    $          --    $         (84)  $       1,053
                                                =============    =============    =============   =============

     The maturity schedule of the investment portfolio, by contractual maturity, as of December 31, 2001, is shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.



                                         DUE IN ONE YEAR OR    DUE AFTER ONE YEAR     DUE AFTER FIVE YEARS
                                                LESS           THROUGH FIVE YEARS      THROUGH TEN YEARS      DUE AFTER TEN YEARS
                                        -------------------   ----------------------  ---------------------   -------------------
                                         AMOUNT      RATE       AMOUNT      RATE       AMOUNT        RATE      AMOUNT      RATE
                                        --------   --------    --------   --------    ---------    --------   --------   --------
                                                                                      (DOLLARS IN THOUSANDS)
Investment Securities
----------------------

U.S. Government
   agency ...........................   $  2,001       5.39%   $ 24,350       4.98%   $      --          --%  $     --         --%
Corporate notes .....................     15,476       6.01      31,852       6.05           --          --         --         --
Trust preferred
   obligations ......................         --         --          --         --           --          --      4,097       6.41
Mutual funds ........................         --         --          --         --           --          --         --         --
Mortgage backed
   securities .......................         --         --          --         --           --          --         --         --
Other ...............................        100         --          --         --           --          --      2,505       7.12
                                        --------   --------    --------   --------    ---------    --------   --------   --------
     Total ..........................   $ 17,577       5.94%   $ 56,202       5.58%   $      --          --%  $  6,602       6.69%
                                        ========   ========    ========   ========    =========    ========   ========   ========


                                         NON-MATURITY AND        MORTGAGE BACKED
                                           MUTUAL FUNDS             SECURITIES                 TOTAL
                                        --------------------   --------------------    --------------------
                                         AMOUNT      RATE       AMOUNT       RATE       AMOUNT      RATE
                                        --------   ---------   ---------   --------   ---------   ---------

Investment Securities
----------------------

U.S. Government
   agency ...........................   $     --          --%  $      --         --%   $ 26,351        5.01%
Corporate notes .....................         --          --          --         --      47,328        6.04
Trust preferred
   obligations ......................         --          --          --         --       4,097        6.41
Mutual funds ........................     30,470        2.97          --         --      30,470        2.97
Mortgage backed
   securities .......................         --          --      77,735       5.81      77 735        5.81
Other ...............................         --          --          --         --       2,605        7.12
                                        --------   ---------   ---------   --------   ---------   ---------
     Total ..........................   $ 30,470        2.97%  $  77,735       5.81%  $ 188,586        5.33%
                                        ========   =========   =========   ========   =========   =========

DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

     Deposits are the major source of funds for our lending and investment activities. In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from the Federal Home Loan Bank of Pittsburgh may be used to supplement the availability of funds from other sources, or for long-term funding purposes. We have no other borrowing arrangements.

     Deposit instruments include NOW accounts, demand deposit accounts, money market accounts, statement savings accounts, and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance deposit, early withdrawal penalties, and interest rate. We review our deposit mix and pricing on a frequent basis. We do not utilize brokered deposits, nor have we actively sought jumbo or other significant sources of certificates of deposit.

     We believe we are competitive in the types of accounts and interest rates we offer on our deposit products. Commensurate with our Internet banking strategy, we may seek to pay interest rates on deposits that are very competitive, typically in the top one percent (1%) of banks nationally. We determine deposit interest rates based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various Federal Home Loan Bank of Pittsburgh advance programs, and the deposit growth rate we are seeking to achieve.

     We may use premiums to attract new deposit accounts. Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds. We also seek business checking accounts and promote individual retirement accounts.

     The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by American Bank as of the dates indicated.


                                                                      DECEMBER 31,
                         -------------------------------------------------------------------------------------------------------
                                       2001                               2000                               1999
                         -------------------------------    -------------------------------    --------------------------------
                           AVERAGE                            AVERAGE                            AVERAGE
                         OUTSTANDING  INTEREST   AVERAGE    OUTSTANDING  INTEREST   AVERAGE    OUTSTANDING  INTEREST   AVERAGE
                           BALANCE      PAID       RATE       BALANCE      PAID       RATE       BALANCE      PAID       RATE
                         ----------   --------   --------   ----------   --------   --------   ----------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)

Demand, non-interest
 bearing............     $   21,358   $     --         --%  $    8,919   $     --         --%  $    5,228   $     --         --%
Demand,
 interest-bearing...         52,993      1,795       3.39       30,649        868       2.83       15,132        259       1.71
Savings.............         55,460      2,288       4.13       38,127      1,844       4.84       34,500      1,606       4.65
Certificates of deposit      94,130      5,394       5.73       58,212      3,605       6.19       23,546      1,184       5.03
                         ----------   --------   --------   ----------   --------   --------   ----------   --------   --------
   Total Deposits...     $  223,941   $  9,477       4.23%  $  135,907   $  6,317       4.97%  $   78,406   $  3,049   $   4.17%
                         ==========   ========   ========   ==========   ========   ========   ==========   ========   ========

     The following table indicates the amount of American Bank's certificates of deposit and other deposits by time remaining until maturity as of December 31, 2001.


                                                                            MATURITY
                                                ----------------------------------------------------------------
                                                3 MONTHS OR    OVER 3 TO    OVER 6 TO     OVER 12
                                                    LESS       6 MONTHS     12 MONTHS     MONTHS        TOTAL
                                                -----------   -----------  -----------  -----------  -----------
                                                                         (IN THOUSANDS)
Certificates of deposit less than $100,000.     $    17,281   $    17,446  $    21,380  $    18,727  $    74,834
Certificates of deposit of $100,000 or more           3,920         3,248        3,302        2,693       13,163
Public funds(1)............................           3,707           111        1,129            3        4,950
                                                -----------   -----------  -----------  -----------  -----------
Total certificates of deposit..............     $    24,908   $    20,805  $    25,811  $    21,423  $    92,947
                                                ===========   ===========  ===========  ===========  ===========

------------
(1) Deposits from governmental and other public entities.


     FEDERAL HOME LOAN BANK ADVANCES. American Bank has the ability to use advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") to supplement its funds and to meet deposit withdrawal requirements. The FHLB provides various forms of advances, or secured credit, for member financial institutions. As a member of the FHLB, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government and government agencies), subject to certain creditworthiness standards. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. See
Note 8 to the Consolidated Financial Statements for additional information related to FHLB advances.

COMPETITIVE MARKET

     American Bank competes for customers primarily in the full-service banking market in Lehigh and Northampton counties, Pennsylvania; and also in parts of the contiguous counties of Berks, Bucks, Carbon, and Montgomery, Pennsylvania.

     American Bank also competes in the Internet financial services market. In that market, our strength is our strong customer service.

PERSONNEL

     As of December 31, 2001, we had 42 full-time employees and 6 part-time employees. The employees are not represented by any collective bargaining group. We believe our relations with our employees are good.

DESCRIPTION OF PROPERTY

     The premises from which we operate is located at 4029 West Tilghman Street, Allentown, Pennsylvania. American Bank leases the premises for its principal office under a five-year operating lease agreement expiring November 2002. American Bank has the option to extend the lease agreement for five additional five-year lease terms. American Bank is responsible for its direct or proportionate share of real estate taxes, insurance, utilities, and maintenance and repairs on the building. The lessor, Frederick J. Jaindl, is Chairman and a principal shareholder of American Bank. The minimum lease payments due in 2002 under the original terms of the lease are $268,000.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which American Bank Incorporated or American Bank is a party or to which any of their property is subject.

                           REGULATION AND SUPERVISION

     The following discussion of certain laws and regulations that are applicable to American Bank Incorporated and American Bank, as well as descriptions of laws and regulations contained elsewhere herein, summarizes the aspects of such laws and regulations which are deemed to be material to American Bank Incorporated and American Bank. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. Any change in this regulation, whether by the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System or Congress, could have a material adverse impact on American Bank Incorporated and American Bank and their operations.

AMERICAN BANK INCORPORATED

     HOLDING COMPANY ACQUISITIONS. American Bank Incorporated is a bank holding company within the meaning of the Bank Holding Company Act. Federal law generally prohibits a company, without prior Federal Reserve approval, from acquiring the ownership or control of any bank. In accordance with Board of Governors of the Federal Reserve System policy, American Bank Incorporated is expected to act as a source of financial strength to American Bank and to commit resources to support American Bank in circumstances where American Bank Incorporated might not do so absent such policy. Under the Bank Holding Company Act, American Bank Incorporated is subject to periodic examination by the Board of Governors of the Federal Reserve System and is required to file periodic reports of its operations and such additional information as the Board of Governors of the Federal Reserve System may require.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "1999 Act") which repealed Depression-era laws that generally separated the business of banking from other financial services including the business of insurance and securities. From time to time other bills may be introduced in the United States Congress which could result in additional or in less regulation of the business of American Bank Incorporated and American Bank. It cannot be predicted at this time whether any such legislation actually will be adopted or how such adoption would affect the business of American Bank Incorporated or American Bank.

     BANK HOLDING COMPANY ACT ACTIVITIES AND OTHER LIMITATIONS. A bank holding company is a legal entity separate and distinct from its subsidiary bank or banks. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary banks. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including obligations for Federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

     The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the Bank Holding Company Act, the Board of Governors of the Federal Reserve System is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Board of Governors of the Federal Reserve System has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Board of Governors of the Federal Reserve System is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. A bank holding company that becomes a Financial Holding Company under the 1999 Act is permitted to engage in activities that are financial in nature or incidental to such financial activities. The 1999 Act lists certain activities that are considered financial in nature and permits the Board of Governors of the Federal Reserve System to expand that list to include other activities that are complementary to the activities on the preapproved list. The preapproved activities include (1) securities underwriting, dealing and market making; (2) insurance underwriting; (3) merchant banking; and (4) insurance company portfolio investments.

     The Board of Governors of the Federal Reserve System has by regulation determined that certain activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Board of Governors of the Federal Reserve System also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto. However, under the 1999 Act certain of these activities are permissible for a bank holding company that becomes a Financial Holding Company.

     CAPITAL REQUIREMENTS. The Board of Governors of the Federal Reserve System has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of American Bank, discussed below. On a pro forma basis following completion of the offering, American Bank Incorporated's pro forma Tier 1 and total capital would exceed the Board of Governors of the Federal Reserve System's capital adequacy requirements.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a bank and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and FDIC regulations. Affiliates of a bank include, among other entities, the bank's holding company and companies that are controlled by or under common control with the bank.

     In general, the extent to which a bank or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a bank and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the bank's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

     FEDERAL SECURITIES LAWS. American Bank Incorporated has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued upon the exercise of warrants. American Bank Incorporated has already registered its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. American Bank Incorporated is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

     The registration under the Securities Act of the shares of common stock to be issued in the offering does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of American Bank Incorporated may be sold without registration. Shares purchased by an affiliate of American Bank Incorporated will be subject to the resale restrictions of Rule 144 under the Securities Act. If American Bank Incorporated meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of American Bank Incorporated who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of American Bank Incorporated or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

AMERICAN BANK

     American Bank operates as a state-chartered commercial bank incorporated under the Pennsylvania Banking Code, and is a member bank of the Federal Reserve Bank of Philadelphia. As such, we are subject to extensive regulation and examination by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System, as well as by the Federal Deposit Insurance Corporation as the insurer of our deposit accounts. These regulatory authorities regulate or monitor all areas of our operations, including capital requirements, loans, interest rates, investments, borrowings, deposits, record keeping, security devices, issuances of securities, payment of dividends, interest rate risk management, acquisitions, mergers, establishment of branches, and corporate reorganizations. There are periodic examinations by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System to evaluate our compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or Congress could have a material adverse impact on American Bank and its operations.

     FEDERAL DEPOSIT INSURANCE CORPORATION ASSESSMENTS. The depositors of American Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, up to applicable limits, and are subject to deposit premium assessments by the Bank Insurance Fund. Under the Federal Deposit Insurance Corporation's risk-based insurance system, Bank Insurance Fund assessed deposits have been subject to premiums which have varied, depending upon the institution's capital position and other supervisory factors.

     The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including American Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition or has violated any applicable law, regulation, order, or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation may also suspend deposit insurance temporarily prior to the hearing process for the permanent termination of insurance, if, among other things, the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. American Bank is not aware of any circumstances that would result in termination of its deposit insurance.

     CAPITAL REQUIREMENTS. The Board of Governors of the Federal Reserve System has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks that are members of the Federal Reserve System. The Board of Governors of the Federal Reserve System's capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly-rated member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered member banks, which effectively will increase the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. The highest-rated banks are those that the Board of Governors of the Federal Reserve System determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings, and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1 or core capital is defined as the sum of common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

     The Board of Governors of the Federal Reserve System also requires that banks meet a risk-based capital standard, which requires the maintenance of total Tier 1 capital and supplementary (Tier 2) capital to risk-weighted assets of 8.0%, of which at least 4.0% shall be Tier 1 capital.

     In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on risks the Board of Governors of the Federal Reserve System believes are inherent in the type of asset or item. The components of Tier 1 capital are equivalent to those discussed above under the leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. As of December 31, 2001, American Bank met each of its capital requirements.

     The Board of Governors of the Federal Reserve System, along with the other Federal bank regulatory agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of American Bank's interest rate risk management process, the overall financial condition of American Bank and the level of other risks at American Bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also have issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     A bank may be subject to higher minimum requirements than those described above if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk. Banks with capital ratios below the required minimum are subject to certain administrative actions, including prompt corrective action, the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing.

     American Bank is also subject to more stringent Pennsylvania Department of Banking capital guidelines. Although not adopted in regulation form, the Pennsylvania Department of Banking utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the Board of Governors of the Federal Reserve System. As of December 31, 2001, American Bank exceeded the Pennsylvania Department of Banking's capital guidelines.

     PROMPT CORRECTIVE ACTION. In addition to the capital adequacy guidelines, the Board of Governors of the Federal Reserve System is required to take "prompt corrective action" with respect to any state-chartered bank that does not meet specified minimum capital requirements. Federal regulations applicable to financial institutions establish five capital levels: "well capitalized," "adequately capitalized," "undercapitalized," "severely undercapitalized" and "critically undercapitalized."

o An institution is considered "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

o An institution is considered "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of at least 4% and leverage capital ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate Federal bank regulatory agency guidelines), and the institution does not meet the definition of an undercapitalized institution.

o An institution is considered "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4%, or a leverage ratio that is less than 4% (or a leverage ratio that is less than 3% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate Federal Banking agency guidelines).

o A "significantly undercapitalized" institution is one which has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%.

o A "critically undercapitalized" institution is one that has a ratio of tangible equity to total assets that is equal to or less than 2%.

     Under certain circumstances, a "well capitalized," "adequately capitalized," or "undercapitalized" institution may be treated as if the institution were in the next lower capital category.

     Federal banking regulators are authorized to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, Federal law contains broad restrictions on certain activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons (e.g., a holding company) if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the powers of the Federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have very limited discretion in dealing with a critically undercapitalized institution and are in most cases required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

     ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS. The activities and equity investments of Federal Deposit Insurance Corporation-insured, state-chartered member banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount that is not permissible for a national bank unless the Federal Deposit Insurance Corporation has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. An insured state bank is not prohibited from, among other things,
(a) acquiring or retaining a majority interest in a subsidiary, (b) investing as a limited partner in a partnership, the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation, or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, and (c) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees', and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions.

     In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank, unless the Federal Deposit Insurance Corporation has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

     PENNSYLVANIA BANKING LAW. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees, and depositors, as well as corporate powers, savings and investment operations, and other aspects of American Bank and its affairs. The Pennsylvania Banking Code delegates extensive rule making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered commercial banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

     One of the purposes of the Pennsylvania Banking Code is to provide banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, Federal and foreign laws. A Pennsylvania bank may locate or change the location of its principal place of business and establish an office anywhere in the Commonwealth, with the prior approval of the Pennsylvania Department of Banking.

     The Pennsylvania Department of Banking generally examines each bank not less frequently than once every two years. The Pennsylvania Department of Banking may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney or employee of a bank engaged in an objectionable activity, after the Pennsylvania Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Pennsylvania Department of Banking why such person should not be removed.

     RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. Under Pennsylvania law, American Bank may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of our statutorily required surplus. As previously discussed, state and Federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits our ability to pay dividends. In addition, our regulators have authority to prohibit us from engaging in an unsafe or unsound practice in conducting our business. The payment of dividends, depending upon our financial condition, could be deemed to constitute such an unsafe or unsound practice. As of December 31, 2001, American Bank had no accumulated net earnings.

     LOANS TO ONE BORROWER. American Bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. Additional amounts may be lent if the loan is secured by specified collateral, such as obligations of, or guaranteed by, Federal or state governments or agencies thereof. As of December 31, 2001, American Bank was in compliance with its loans-to-one-borrower limitations.

     REGULATORY ENFORCEMENT AUTHORITY. Applicable banking laws include substantial enforcement powers available to Federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

     American Bank is not subject to any cease-and-desist or removal orders, injunctive actions, civil money penalties or other enforcement actions.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions, the Federal regulatory authorities evaluate the record of such financial institutions in meeting the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. American Bank received a "satisfactory" Community Reinvestment Act rating under the current Community Reinvestment Act regulations in its most recent examination by the Board of Governors of the Federal Reserve System.

     LENDING ACTIVITIES. Interest and certain other charges collected or contracted for by American Bank are subject to state usury laws and certain Federal laws concerning interest rates. American Bank's loan operations are also subject to certain Federal laws applicable to credit transactions, such as (a) the Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, (b) the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the communities it serves, (c) the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, (d) the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, (e) the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and (f) the rules and regulations Federal agencies charged with the responsibility of implementing such Federal laws.

     DEPOSIT ACTIVITIES. The deposit operations of American Bank also are subject to (i) the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and (ii) the Electronic Funds Transfer Act and Regulation E issued by the Board of Governors of the Federal Reserve System to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     These and any other proposed laws, rules, and regulations could force us to comply with more complex and perhaps more burdensome regulatory requirements, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Boards of Directors of American Bank Incorporated and American Bank currently consists of seven members. The directors are divided into three classes with the members of each class serving three-year terms. Two directors are in a class that has a term expiring in 2002. Three are in a class that has a term expiring in 2003. Two are in a class that has a term expiring in 2004. At each of our annual shareholder meetings, shareholders elect to fill the seats of directors whose terms are expiring that year.

     The following table sets forth information regarding our directors and executive officers as of December 31, 2001. All share information has been adjusted to reflect the three-for-two stock split declared in January 2002.


                                                                               SHARES OF STOCK
                                                         DIRECTOR     TERM       BENEFICIALLY     PERCENT
        NAME            AGE         POSITIONS              SINCE     EXPIRES        OWNED(1)     OF CLASS
---------------------- ----    -----------------         --------   ---------  ----------------  ---------

                                              DIRECTORS

Frederick J. Jaindl(2)  74     Chairman                    1996       2003     3,252,468(3)(4)     53.5%
Mark W. Jaindl(2)       42     Vice Chairman,              1996       2002       700,499(5)        11.4%
                               President and CEO
David M. Jaindl(2)      45     Director                    1996       2003       617,661(3)(6)      9.9%
Elizabeth B. Gaul       57     Director                    1996       2002       171,477(3)(7)      2.8%
Arthur A. Haberberger   64     Director                    1996       2003       156,687(3)(8)      2.6%
Phillip S. Schwartz     55     Director                    1996       2004       228,852(3)(9)      3.8%
Martin F. Spiro         68     Director                    1996       2004       332,106(3)(10)     5.5%

                                 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Eric W. Valaika(11)     44     Secretary, Executive         n/a        n/a        67,968(12)        1.1%
                               Vice President and COO
Sandra A. Berg          45     Senior Vice President,       n/a        n/a        11,175(13)          *
                               Retail Banking
Chris J. Persichetti    38     Senior Vice President,       n/a        n/a        11,385(14)          *
                               Senior Loan Officer
Harry C. Birkhimer      52     Treasurer, Vice              n/a        n/a        12,750(15)          *
                               President and
                               Chief Financial Officer
All directors and executive                                                    5,386,875           84.1%
officers as a group (11 persons)


------------------------
*    Less than 1%.
(1) The shares "beneficially owned" by an individual include shares owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power, and shares that an individual may purchase under stock option(s) exercisable within 60 days.
(2)  Frederick J. Jaindl is the father of Mark W. Jaindl and David M. Jaindl.
(3) Includes 9,000 shares that can be acquired pursuant to the exercise of options.
(4) Includes 75,000 shares that can be acquired pursuant to warrants and 2,415,780 shares held by Jaindl Associates, LP, as to which Frederick J. Jaindl is a general partner.
(5) Includes 93,750 shares that can be acquired pursuant to the exercise of options and 46,500 shares that can be acquired pursuant to warrants. Also includes 117,434 shares and 58,719 shares that can be acquired pursuant to warrants, as to which Mark W. Jaindl is a co-trustee.
(6) Includes 37,500 shares that can be acquired pursuant to warrants. Also includes 117,434 shares, and 58,719 shares that can be acquired pursuant to warrants, as to which David Jaindl is a co-trustee.
(7)  Includes 750 shares that can be acquired pursuant to warrants.
(8)  Includes 11,250 shares that can be acquired pursuant to warrants.
(9)  Includes 19,875 shares that can be acquired pursuant to warrants.
(10) Includes 750 shares that can be acquired pursuant to warrants.
(11) Mr. Valaika retired from American Bank and American Bank Incorporated effective March 15, 2002.
(12) Includes 58,500 shares that can be acquired pursuant to the exercise of options.
(13) Includes 9,000 shares that can be acquired pursuant to the exercise of options and 225 shares that can be acquired pursuant to warrants.
(14) Includes 10,500 shares that can be acquired pursuant to the exercise of options and 795 shares that can be acquired pursuant to warrants.
(15) Includes 6,000 shares that can be acquired pursuant to the exercise of options and 2,250 shares that can be acquired pursuant to warrants.

BIOGRAPHICAL INFORMATION

     The business experience of our directors and executive officers is as follows.

     FREDERICK J. JAINDL. Mr. Jaindl has served as Chairman of the Board of Directors and as a director of American Bank since 1996. Mr. Jaindl is the sole proprietor of Jaindl Turkey Farms, an agribusiness engaged in farming and raising turkeys. He has been engaged in this business since 1947. He is also President of Jaindl's, Inc., an agribusiness engaged in the processing and selling of turkeys. Mr. Jaindl has served on the Board of Directors of Kutztown Bank, First National Bank of Allentown and, most recently Sovereign Bancorp, Inc. In January 1988, Mr. Jaindl joined the Sovereign Board and on March 21, 1989, he became Chairman and served as Chairman until 1995. Mr. Jaindl is Chairman of Jaindl Land Company, a developer of prime residential, commercial and industrial land in eastern Pennsylvania. His other business interests include Lehigh Ag Equipment, Inc., a John Deere sales and service center; Schantz Orchards, a grower and seller of fruit; and Lehigh Grains, Inc., a grain operation.

     MARK W. JAINDL. Mr. Jaindl has been the Vice Chairman, President and Chief Executive Officer of American Bank since 1996. He has also been a director of Massachusetts Fincorp, Inc., and its wholly owned subsidiary, Massachusetts Co-operative Bank since May 2000 and August 2000, respectively. He served as Chief Financial Officer of Jaindl Turkey Farms and Jaindl Land Company from May 1982 to October 1991 and again from June 1995 to October 1997. He served as a director of Pure World, Inc., the holding company for Pure World Botanicals, from October 1994 until October 2001. Mr. Jaindl served as a director of Continental Information Systems, Inc. from February 2000 to December 2001. Continental Information Systems is engaged in the sale and leasing of used commercial aircraft and aircraft engines and the development and commercialization of an "electronic execution portal business" for institutional securities traders.

     DAVID M. JAINDL. Mr. Jaindl has served as a director of American Bank since 1996. Mr. Jaindl has served since 1980 as the General Manager of Jaindl Turkey Farms, an agribusiness that has as its principal activities farming and raising turkeys. He is also Vice President of Jaindl's, Inc., an agribusiness engaged in the processing and selling of turkeys. Mr. Jaindl is President of Jaindl Land Company, a developer of prime residential, commercial and industrial land in eastern Pennsylvania. He is a partner in Schantz Orchards, a grower and seller of fruit; and serves as a Director of Lehigh Grains, Inc., a grain operation.

     ELIZABETH B. GAUL. Ms. Gaul has served as a director of American Bank since 1996. Since 1990, Ms. Gaul has been employed by Arbee Limited Partnership and Manheim Investors, Wyomissing, Berks County, Pennsylvania, which specializes in private investments, most recently as Managing Partner and principal. She is also Manager and a principal of Arbee Delaware Business Trust, domiciled in Wilmington, Delaware. Ms. Gaul was previously Vice President and Assistant Secretary of American Security Bank, N.A., a former Washington, D.C. bank that is now part of Bank of America, with which she was affiliated for over 25 years. She currently serves as a director of Educators Mutual Insurance Life Insurance Company, Lancaster, Pennsylvania, and B&G Glass Services, Inc., Reading, Pennsylvania. Ms. Gaul is also a Board member of The Auxiliary of the Reading Hospital and Medical Center; Breast Cancer Support Services of Berks County and a Trustee of Charles Evans Cemetery.

     ARTHUR A. HABERBERGER. Mr. Haberberger has served as a director of American Bank since 1996. He most recently served as founder, Chief Executive Officer and director of American Equipment Leasing Company, Inc., Reading, Pennsylvania, until his retirement in 1999. Mr. Haberberger began his career in financial services with Horrigan American, Inc., Reading, and served as President, Chief Executive Officer and director from 1983 through 1996. Mr. Haberberger served as a director of Sovereign Bancorp, Inc., from 1989 to 1994. He also served as Chairman of and investor in American Real Estate Investment and Development Company, Chicago, Illinois, a real estate holding company, until 1999. Mr. Haberberger currently serves as a director of Educators Mutual Insurance Life Insurance

Company, Lancaster, Pennsylvania. He serves as Chairman of and an investor in B&G Glass Services, Inc., Reading, Pennsylvania; Chairman of and an investor in The Business Outlet, Inc., an office furniture and systems remanufacturer and seller in West Reading, Pennsylvania; and Chairman of and an investor in UAI Group, Inc., an engineering firm in Reading and Lancaster, Pennsylvania and Burlington, Vermont. Mr. Haberberger provides consulting services to a wide range of companies, and is a private investor in diverse enterprises.

     PHILLIP S. SCHWARTZ. Mr. Schwartz has served as a director of American Bank since 1996. Mr. Schwartz has been the President of Schwartz Heating & Plumbing, Inc., which specializes in plumbing installation for new construction, since 1980. He serves on the President's Council of DeSales University. Mr. Schwartz has been President of P & M Schwartz Corporation, a land development corporation located in Whitehall, Pennsylvania since 1993. He also served on the PNC Bank Regional Board from 1993 until the fall of 1996.

     MARTIN F. SPIRO. Mr. Spiro has served as a director of American Bank since 1996. Mr. Spiro retired in 1987 from garment manufacturing and currently is an investor in bank and thrift stocks. From 1990 until 1994, Mr. Spiro was a director of VSB Bancorp, Inc. in Closter, New Jersey when it was acquired by UJB Financial. From 1990 until 1992, Mr. Spiro was a director of Flagship Financial Corp. in Jenkintown, Pennsylvania, when it was acquired by PNC Financial.

     HARRY C. BIRKHIMER. Mr. Birkhimer has been employed by American Bank as Vice President and Chief Financial Officer since 1999. He is a Certified Public Accountant. From 1991 to 1998 he was Chief Financial Officer of Indiana First Savings Bank, Indiana, Pennsylvania.

     SANDRA A. BERG. Ms. Berg has been employed by American Bank since 1997 as Senior Vice President of Retail Banking. She has over 25 years of retail banking and branch management experience. From 1990 to 1997, Ms. Berg was employed by PNC Bank, most recently as an Assistant Vice President and Branch Manager.

     CHRIS J. PERSICHETTI. Mr. Persichetti has been employed by American Bank since 1999 as Senior Vice President and Senior Loan Officer. He has 15 years of banking experience. From 1986 to 1999, Mr. Persichetti was employed by PNC Bank, most recently as a Vice President in the Business Banking Division.

DIRECTORS' COMPENSATION

     Directors who are not employees of American Bank began receiving fees for their services in August of 2001. Each director receives $300 for attendance at Board meetings and $100 for attendance at Committee meetings. For the year ended December 31, 2001, directors as a group received $11,200 in fees for their services. Prior to August of 2001, directors received no cash compensation for their services. Under the Stock Option Plan, beginning in 1999 each non-employee director receives an annual option grant of 2,000 shares of common stock. At December 31, 2001, options to purchase 54,000 shares of common stock had been granted to non-employee directors at an average exercise price of $5.36 per share, adjusted for the three-for-two stock split declared in January 2002.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth for the three years ended December 31, 2001, certain information as to the total remuneration paid by American Bank to the President and Chief Executive Officer and the Executive Vice President, and Chief Operating Officer ("Named Executive Officers"), each of whose salary and bonuses exceeded $100,000 in 2001.


                                    ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                        -------------------------------------------   ----------------------------------------------------------
                                                                        RESTRICTED     SECURITIES
NAME/PRINCIPAL                                         OTHER ANNUAL       STOCK        UNDERLYING                    ALL OTHER
POSITION                YEAR    SALARY        BONUS    COMPENSATION      AWARDS     OPTIONS/SARS(#)(1)   PAYOUTS    COMPENSATION
----------------------  ----   ---------    ---------  ------------    -----------  ------------------   -------    ------------
Mark W. Jaindl,         2001   $ 162,500    $  24,874        --             --              --              --           --
President and Chief     2000     148,077       13,134        --             --            45,750            --           --
Executive Officer       1999     120,673       15,000        --             --            39,000            --           --


Eric W. Valaika,(2)     2001     109,808       17,539        --             --              --              --           --
Executive Vice          2000     102,308       15,279        --             --            12,750            --           --
President and Chief     1999      94,654       10,250        --             --            10,500            --           --
Operating Officer


-----------------
(1)  Adjusted to reflect the three-for-two stock split declared in January 2002.
(2) Mr. Valaika retired from American Bank and American Bank Incorporated effective March 15, 2002.

EMPLOYEE BENEFIT PLANS

     NON-QUALIFIED STOCK OPTION PLAN. American Bank has a Non-Qualified Stock Option Plan that includes officers and independent directors. The Non-Qualified Stock Option Plan covers 390,000 shares of common stock, of which 282,000 were granted and outstanding at December 31, 2001. Options granted under this plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. Options available for grant at December 31, 2001, were 108,000. The weighted-average remaining contractual life of the outstanding options at December 31, 2001, is approximately 8.6 years.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. We have established an employee stock ownership plan. Employees with at least one year of employment with American Bank and who have attained age 21 are eligible to participate. The employee stock ownership plan currently does not own any shares of common stock. The employee stock ownership plan intends to purchase shares of common stock from time to time with contributions to be made by the Bank. It may also borrow funds to purchase common stock. Collateral for any loan will be the common stock purchased by the employee stock ownership plan.

     Participants in the employee stock ownership plan will receive credit for vesting purposes for each calendar year of continuous employment with American Bank in which the employee completed 1,000 hours of service prior to the effective date of the employee stock ownership plan. A participant is 20% vested in his/her benefits after three years of service and in an additional 20% for each subsequent year until a participant is 100% vested after seven years. A participant is also 100% vested in his benefits upon normal retirement (as defined in the employee stock ownership plan), early retirement, disability or death. A participant who terminates employment before becoming fully vested will forfeit his or her non-vested benefits under the employee stock ownership plan. Benefits will be payable in the form of common stock and cash or, at the election of the participant, in common stock only or cash only, upon separation from service. American Bank's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the employee stock ownership plan cannot be estimated.

     In connection with the establishment of the employee stock ownership plan, American Bank appointed a committee of non-employee directors to administer the employee stock ownership plan, and to appoint a trustee. The employee stock ownership plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees. Under the employee stock ownership plan, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

     Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 2001. No options were exercised by the Named Executive Officers during 2001 and no options were granted to the National Executive Officers during 2001.


====================================================================================================================

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                           FISCAL YEAR-END OPTION VALUES
====================================================================================================================
                                                                 NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                       OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                                        YEAR-END                  YEAR-END
                                                                 ------------------------- --------------------------
                               SHARES ACQUIRED     VALUE        EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          NAME                  UPON EXERCISE     REALIZED              (#)                          ($)
--------------------------------------------------------------------------------------------------------------------
Mark W. Jaindl                      0                $0              93,750/27,000               $292,250/$0

Eric W. Valaika                     0                $0              58,500/12,750               $241,805/$0
====================================================================================================================


     Employment Agreements. American Bank has entered into employment agreements with its President and Chief Executive Officer for a three-year term, which automatically extends by one day for each day of the contract term. American Bank can terminate the executive's employment for cause at any time without obligation under the agreement. If employment is terminated without cause or following a change in control, American Bank shall pay the executive's salary for the remaining term of the agreements. The agreement includes restrictions on competition and confidentiality following termination of employment.

INCENTIVE COMPENSATION

     Incentive compensation bonuses paid to executive officers, other officers, and staff are determined and paid at the sole discretion of the Board of Directors, typically on an annual basis. Total incentive compensation bonuses paid to all employees was $109,100, $65,000, and $51,300 for the years ended December 31, 2001, 2000, and 1999, respectively.

                                    OWNERSHIP

     The following table sets forth information as of December 31, 2001, with respect to persons known by American Bank Incorporated to be the beneficial owners of more than five percent (5%) of its common stock and with respect to common stock beneficially owned by all directors and executive officers of American Bank Incorporated as a group.

                                         NUMBER OF SHARES OF
                                            COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED(1)   PERCENT OF CLASS
--------------------------------------- ---------------------   ----------------

Frederick J. Jaindl(2)                       3,252,468                53.5%
3150 Coffeetown Road
Orefield, PA 18069

Mark W. Jaindl(2)                              700,499                11.4%
1964 Diehl Court
Allentown, PA 18104

David M. Jaindl(2)                             617,661                 9.9%
3150 Coffeetown Road
Orefield, PA 18069

Martin F. Spiro                                332,106                 5.5%
1224 Main Street
Allentown, PA 18104

All directors and executive officers         5,386,875                84.1%
as a group (11 persons)

---------------------------
(1) Shares "beneficially owned" include shares owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power, and shares that the individual may purchase under stock option(s) exercisable within 60 days.
(2)  Frederick J. Jaindl is the father of Mark W. Jaindl and David M. Jaindl.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LEASE COMMITMENT WITH RELATED PARTY

     American Bank leases the premises for its principal office under a five-year operating lease agreement expiring November 2002. American Bank has the option to extend the lease agreement for five additional five-year lease terms. American Bank is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is the Chairman and a principal shareholder of American Bank. The minimum lease payments due in 2002 under the original terms of the lease are $268,000.

TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

     American Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 15,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $0.10 per share. All share and per share information included in this section has been adjusted to reflect the three-for-two stock split declared in January 2002.

     As of December 31, 2001, 6,012,770 shares of common stock were issued and outstanding. No shares of preferred stock were issued and outstanding. As of December 31, 2001, there were 684 holders of record of the common stock of American Bank.

     In connection with American Bank's sale of 1,520,391 shares of common stock that was completed in June 2000, American Bank issued one warrant to purchase a share of common stock at a purchase price of $6.67 per share for every two shares purchased in the offering. A total of 760,205 warrants were issued in the initial public offering. As of December 31, 2001, 3,562 warrants had been exercised and 756,643 warrants remained outstanding. The warrants expire June 30, 2003.

COMMON STOCK

     DIVIDENDS. Holders of common stock are entitled to receive dividends, if any, as may be declared by the Board of Directors out of legally available funds subject to the payment of any preferential dividend to the holders of preferred stock, if any. To date, we have not paid any cash dividends with respect to the common stock.

     VOTING RIGHTS. The holders of the common stock possess exclusive voting rights in the American Bank Incorporated, and the voting rights of all of the shares of common stock are identical. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to one vote for each share held.

     PREEMPTIVE RIGHTS. Holders of common stock have no preemptive rights.

     LIQUIDATION. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution after payment or provision for payment of our debts and other liabilities, subject to the rights of any series of preferred stock, if any, then outstanding. If we issue preferred stock, the holders thereof may also have priority over the holders of the common stock in the event of liquidation or dilution.

WARRANTS

     The warrants are governed by a Warrant Agreement between us and our transfer agent, which is attached as an exhibit to our Registration Statement. The Warrant Agreement is available from us on request. Warrant Certificates were issued under the Warrant Agreement to evidence the warrants.

     Each warrant entitles the holder to purchase one share of common stock at a purchase price of $6.67. The warrants may be exercised at any time up to June 30, 2003. After that date, the warrants may not be exercised. Warrant holders do not have the rights and privileges of holders of common stock.

     Each Warrant Certificate will specify the total number of shares for which the warrants are exercisable. Each warrant may be exercised in whole or in part by surrendering the Warrant Certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price to the transfer agent. The number of shares purchasable upon exercise and the exercise price of the warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassification and reorganizations.

     In the case of a merger into another company or the sale or conveyance of all or substantially all of our assets under certain circumstances, warrant holders shall have the right to receive, upon payment of the exercise price, such stock, securities, cash or other consideration which the warrant holders would have received if warrant had been exercised prior to such event. In this circumstance, we must give notice to warrant holders giving them the opportunity to exercise their warrants by a prescribed date. Warrants not exercised in accordance with the notice provided will be cancelled and become null and void. The notice must include a description of the terms provided for cancellation of the warrants in the event the warrants are not exercised in accordance with the notice.

     In the event of any other merger or acquisition in which the warrants were not subject to cancellation, the warrants would be assumed by the acquiring company.

     The Warrant Agreement provides that we and the transfer agent may, without the consent of the warrant holder, make changes in the Warrant Agreement that are required by reasons of any ambiguity, manifest error or other mistake in the Warrant Agreement or Warrant Certificate, and which do not adversely affect or change the interests of the holders of the warrants.

PREFERRED STOCK

     Our authorized preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of American Bank Incorporated. We have no present intention to issue any series or class of preferred stock.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

INTRODUCTION

     A number of provisions of our Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain of these provisions and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the current Board of Directors or management more difficult.

ISSUANCE OF CAPITAL STOCK

     The Articles of Incorporation authorize the issuance of 15,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $0.10 per share. We have adopted no plan or agreement to issue additional shares of stock at this time, other than in this offering. If additional authorized but unissued shares of common stock are issued in the future, the percentage ownership interests of existing stockholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding common stock might be diluted. Moreover, additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares gives management greater flexibility in financing corporate operations.

SPECIAL MEETINGS OF SHAREHOLDERS

     Our Bylaws provide that special meetings of stockholders may be called only
(i) by the Chairman of the Board of Directors, (ii) by the Board of Directors, pursuant to a resolution approved by the affirmative vote of a majority of directors then in office, or (iii) by two or more shareholders owning at least 30% of the outstanding common stock of American Bank Incorporated.

CUMULATIVE VOTING

     Our Articles of Incorporation do not provide for cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of American Bank Incorporated, thereby precluding minority stockholder representation on the Board of Directors.

NUMBER AND TERM OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

     Our Bylaws provide that the Board of Directors shall consist of between five and 15 members, the exact number to be determined by the Board of Directors. Our Board of Directors has set the number of directors at seven (7) persons. Although we have no present intention of reducing its number of directors below its present number of members, the Board of Directors believes that the ability to reduce the number of directors results in greater flexibility in the event of vacancies on the current Board.

     Our Bylaws provide for a classified board of directors, consisting of three classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years.

AMENDMENTS TO OUR BYLAWS

     Our Articles of Incorporation provide that the affirmative vote of at least 70% of the outstanding shares of capital stock then eligible to vote is required for the adoption of any shareholder proposal to amend the Bylaws, where the Board of Directors has not previously approved the proposed amendment. This provision could make shareholder proposals to amend the Bylaws more difficult to adopt, since the holders of more than 30% of stock then eligible to vote, which could include directors and officers, would have a veto power over any changes to our Bylaws.

PRESENTATION OF NOMINATIONS FOR DIRECTOR AT MEETINGS OF SHAREHOLDERS

     Our Bylaws provide that any shareholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting. For nominations to be properly brought before an annual meeting, written notice of such stockholder's intent must be given not later than 90 days prior to the anniversary date of the mailing of the proxy statement relating to the prior year's annual meeting. Our Bylaws specify further procedural and informational requirements that must be satisfied for notice to be properly given.

                                     EXPERTS

     American Bank Incorporated's financial statements as of December 31, 2001 and 2000 and for the years then ended, included in this Prospectus and Registration Statement, have been audited by Beard Miller Company LLP, independent auditors, as set forth in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the common stock to be issued by us upon exercise of the warrants will be passed upon for American Bank Incorporated by Luse Lehman Gorman Pomerenk & Schick, P.C.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information is available to the public on the Internet at the website of the SEC located at http://www.sec.gov. You can also inspect and copy this information at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 75 Park Place, Room 1400, New York, New York 10007 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.

     We and the trust have filed with the SEC a registration statement on Form SB-2 of which this prospectus is a part, under the Securities Act of 1933, as amended, for the common stock to be issued by us upon the exercise of warrants. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock to be issued by us upon the exercise of warrants, please review the registration statement, including the exhibits. The registration statement may be inspected for free at the principal office of the SEC in Washington, D.C., and copies of all or part of it may be obtained from the SEC by paying the prescribed fees.

     A copy of our Articles of Incorporation and Bylaws are available by sending a written request to Sandra A. Berg, Secretary, American Bank Incorporated, 4029 West Tilghman Street, Allentown, Pennsylvania 18104. You may also contact Mrs. Berg by telephone at (888) 366-6622 or (610) 366-1800, or by e-mail to sberg@pcbanker.com..
------------------
                                       50


PAGE>




                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania

     We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                  /s/ Beard Miller Company LLP

Reading, Pennsylvania
February 1, 2002


AMERICAN BANK INCORPORATED
CONSOLIDATED BALANCE SHEETS


-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                  2001               2000
-----------------------------------------------------------------------------------------------------------------------------
                    (Dollars in Thousands, Except Per Share Data)

   ASSETS
Cash and due from banks                                                                $          11,958  $          6,351
Interest bearing deposit with bank                                                                   377             6,939
Securities purchased under agreement to resell                                                     6,773             2,458
                                                                                       --------------------------------------

   Cash and cash equivalents                                                                      19,108            15,748
Short-term investments                                                                            13,981            20,910
Securities available for sale                                                                    175,177            63,221
Securities held to maturity, fair value 2001 $15,106; 2000 $17,581                                14,822            17,498
Loans receivable, net of allowance for loan losses 2001 $1,998;
   2000 $1,242                                                                                   135,589           120,614
Restricted investments in bank stock                                                               4,945             2,438
Premises and equipment, net                                                                        2,499             1,951
Accrued interest receivable                                                                        2,393             1,705
Other assets                                                                                         195               171
                                                                                       --------------------------------------

         Total assets                                                                  $         368,709  $        244,256
                                                                                       ======================================

   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:
      Non-interest bearing                                                             $          13,841  $         10,569
      Interest bearing                                                                           244,159           171,926
                                                                                       --------------------------------------

         Total deposits                                                                          258,000           182,495
   Long-term debt                                                                                 83,238            37,456
   Accrued interest payable                                                                          725               607
   Other liabilities                                                                               1,238               443
                                                                                       --------------------------------------

         Total liabilities                                                                       343,201           221,001
                                                                                       --------------------------------------

Stockholders' equity:
   Preferred stock, par value $.10 per share; authorized 5,000,000
      shares; issued and outstanding -0- shares                                                       --                --
   Common stock, par value $.10 per share; authorized 15,000,000 shares;
      issued and outstanding; 2001 6,012,770 shares, 2000; 6,010,970 shares                          601               601
   Paid-in capital                                                                                24,359            24,347
   Unallocated ESOP shares, at cost                                                                  (86)              (52)
   Accumulated deficit                                                                              (300)           (1,638)
   Accumulated other comprehensive income (loss)                                                     934                (3)
                                                                                       --------------------------------------

         Total stockholders' equity                                                               25,508            23,255
                                                                                       --------------------------------------

         Total liabilities and stockholders' equity                                    $         368,709  $        244,256
                                                                                       ======================================


See Notes to Financial Statements.


AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME


----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2001              2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                               (Dollars in Thousands,
                                                                                               Except Per Share Data)
Interest income:
   Loans receivable, including fees                                                     $         10,301   $          6,563
   Securities, taxable                                                                             9,436              5,089
   Interest-bearing deposit with bank                                                                119                183
   Securities purchased under agreement to resell                                                    139                 81
                                                                                        -------------------------------------

         Total interest income                                                                    19,995             11,916
                                                                                        -------------------------------------

Interest expense:
   Deposits                                                                                        9,477              6,317
   Short-term debt                                                                                     1                610
   Long-term debt                                                                                  3,645                608
                                                                                        -------------------------------------

         Total interest expense                                                                   13,123              7,535
                                                                                        -------------------------------------

         Net interest income                                                                       6,872              4,381

Provision for loan losses                                                                            651                475
                                                                                        -------------------------------------

         Net interest income after provision for loan losses                                       6,221              3,906
                                                                                        -------------------------------------

Other income:
   Service fees                                                                                      131                 75
   Net realized gains on sale of residential mortgage loans                                          164                 77
   Net realized losses on sales of securities available for sale                                     (13)                --
   Other                                                                                             193                214
                                                                                        -------------------------------------

         Total other income                                                                          475                366
                                                                                        -------------------------------------

Other expenses:
   Salaries and wages                                                                              1,827              1,439
   Employee benefits                                                                                 250                205
   Occupancy                                                                                         648                531
   Equipment and data processing                                                                     747                414
   Marketing and business development                                                                195                152
   Loan origination and product management                                                           320                165
   Professional services                                                                             213                 91
   Pennsylvania bank shares tax                                                                      121                132
   Other                                                                                             740                460
                                                                                        -------------------------------------

         Total other expenses                                                                      5,061              3,589
                                                                                        -------------------------------------

         Income before income taxes                                                                1,635                683

Income taxes                                                                                         297                254
                                                                                        -------------------------------------

         Net income                                                                     $          1,338   $            429
                                                                                        =====================================

Net income per common share:
   Basic                                                                                $           0.22   $           0.08
                                                                                        =====================================

   Diluted                                                                              $           0.22   $           0.08
                                                                                        =====================================

See Notes to Financial Statements.



AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 2001 and 2000
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                                         Unallocated                      Other
                                             Common         Paid-In         ESOP       Accumulated    Comprehensive
                                              Stock         Capital        Shares        Deficit      Income (Loss)       Total
                                         ------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)

Balance, December 31, 1999               $         449   $      14,488  $        --   $      (2,067)  $      (1,250) $      11,620
                                                                                                                     --------------
   Comprehensive income:
      Net income                                    --              --           --             429              --            429
      Net change in unrealized gains
         (losses) on securities
         available for sale,
         net of tax effect                          --              --           --              --           1,247          1,247
                                                                                                                     --------------

         Total comprehensive income                                                                                          1,676
                                                                                                                     --------------

   Purchase of shares by ESOP Trust                 --              --          (67)             --              --            (67)
   Allocation of shares by ESOP Trust               --              --           15              --              --             15
   Issuance of common stock,
      net of offering costs                        152           9,847           --              --              --          9,999
   Exercise of stock warrants                       --              12           --              --              --             12
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 2000                         601          24,347          (52)         (1,638)             (3)        23,255
                                                                                                                     --------------
   Comprehensive income:
      Net income                                    --              --           --           1,338              --          1,338
      Net change in unrealized gains
         (losses) on securities
         available for sale, net of
         reclassification adjustment
         and tax effect                             --              --           --              --             937            937
                                                                                                                     --------------

         Total comprehensive income                                                                                          2,275
                                                                                                                     --------------

   Purchase of shares by ESOP Trust                 --              --          (60)             --              --            (60)
   Allocation of shares by ESOP Trust               --              --           26              --              --             26
   Exercise of stock warrants                       --              12           --              --              --             12
                                         ------------------------------------------------------------------------------------------

BALANCES, DECEMBER 31, 2001              $         601   $      24,359  $       (86)  $        (300)  $         934  $      25,508
                                         ==========================================================================================


See Notes to Financial Statements.


AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS


-----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2001              2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                           $          1,338   $            429
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                      651                475
      Depreciation and amortization                                                                  472                356
      Proceeds from sale of residential mortgage loans held for sale                              12,437              5,007
      Net realized gains on sale of loans                                                           (164)               (77)
      Originations of residential mortgage loans held for sale                                   (12,273)            (4,930)
      Net accretion of securities premiums and discounts                                          (1,062)              (215)
      Net realized losses on sales of securities                                                      13                 --
      Deferred tax benefit                                                                          (457)               (71)
      Allocation of ESOP shares                                                                       26                 15
      (Increase) in:
         Accrued interest receivable                                                                (688)              (935)
         Prepaid expenses and other assets                                                           (43)               (40)
      Increase in:
         Accrued interest payable                                                                    118                392
         Other liabilities                                                                           795                282
                                                                                        -------------------------------------

         Net cash provided by operating activities                                                 1,163                688
                                                                                        -------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                                 (151,173)           (21,140)
      Maturities and principal repayments                                                         40,279              6,312
      Sales                                                                                          182                 --
   Securities held to maturity:
      Purchases                                                                                  (10,734)           (17,748)
      Maturities and principal repayments                                                         14,628              1,500
   Net (increase) decrease in short-term investments                                               6,929            (20,910)
   Purchase of loans receivable                                                                  (24,691)           (48,842)
   Net (increase) decrease in loans receivable                                                     9,065            (18,934)
   Purchases of bank premises and equipment                                                       (1,020)              (384)
   Purchase of restricted investments in bank stock                                               (2,507)            (1,194)
                                                                                        -------------------------------------

         Net cash used in investing activities                                                  (119,042)          (121,340)
                                                                                        -------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand and savings deposits                                                    75,123             29,051
   Net increase in time deposits                                                                     382             64,301
   Net decrease in short-term debt                                                                    --             (3,000)
   Proceeds from long-term debt                                                                   47,500             30,000
   Repayments on long-term debt                                                                   (1,718)              (738)
   Issuance of common stock                                                                           12             10,011
   Purchase of common stock, ESOP Trust                                                              (60)               (67)
                                                                                        -------------------------------------

         Net cash provided by financing activities                                               121,239            129,558
                                                                                        -------------------------------------

         Increase in cash and cash equivalents                                                     3,360              8,906

Cash and cash equivalents:
   Beginning                                                                                      15,748              6,842
                                                                                        -------------------------------------

   Ending                                                                               $         19,108   $         15,748
                                                                                        =====================================

Cash payments for interest                                                              $         13,005   $          7,143
                                                                                        =====================================

Cash payments for income taxes                                                          $            230   $            207
                                                                                        =====================================


See Notes to Financial Statements.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and basis of presentation:
     American Bank Incorporated (the "Company") was formed in August 2001. On January 2, 2002, American Bank Incorporated acquired all the outstanding shares of American Bank (the "Bank"), a full service Bank. This transaction was completed in accordance with an Agreement and Plan of Reorganization (the "Plan") approved and adopted by the Bank's Board of Directors on March 20, 2001 and the Bank's shareholders on April 17, 2001. Pursuant to the Plan, the outstanding shares of common stock of the Bank became, by operation of law on a one-for-one basis, common stock, par value $.10 per share, of the Company. As a result of this transaction, the consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiary, American Bank (collectively "American"). All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

     The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The Bank maintains its principal office in Allentown, Pennsylvania and its local service area includes Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. The Bank also offers internet banking services on a national basis to United States citizens regardless of geographic location.

Estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of cash flows:
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and securities purchased under agreement to resell and interest-bearing deposits with bank. Generally, federal funds and securities purchased under agreement to resell are purchased and sold for one day periods.

Short-term investments:
     Short-term investments are comprised of commercial paper which is carried at cost.

Securities:
     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     Securities classified as available for sale are those securities that American intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are included in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Securities classified as held to maturity are those debt securities American has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the period to maturity.

     Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula.

     Restricted investments in bank stock are carried at cost and consist of stock in the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and the Federal Reserve Bank.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Residential mortgage loans held for sale:
     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2001 and 2000.

Purchased mortgage loans:
     American records its investment in purchased mortgage loans at cost. The related premium or discount is recognized over the life of the purchased loan and is included as part of interest income. Principal is reduced as payments are received. American evaluates the realization of such loans when determining the allowance for loan losses.

Loans receivable:
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. American is generally amortizing these amounts over the contractual life of the loan.

     The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due unless the credit is well secured and in the process of collection, or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:
     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that American will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial mortgage loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, American does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and equipment:
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation range between three and twelve years.

Advertising costs:
     American follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $95,000 and $103,000 are included in marketing and business development expenses for the years ended December 31, 2001 and 2000, respectively.

Income taxes:
     Income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Concentrations of credit risk:
     American grants commercial, residential and consumer loans to customers primarily in Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. In addition, American purchases loans from various brokers. These loans are usually outside American's normal market area. The concentration of credit by type of loan is set forth in Note 4. Although American has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by their local economy.

Interest rate risk:
     American is principally engaged in the business of attracting deposits from the general public, and using these deposits, together with borrowed funds, to make commercial, commercial mortgage, residential mortgage and consumer loans, to purchase residential mortgages and to invest in overnight and term investment securities. Inherent in such activities is the potential for American to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net interest income.

Off-balance sheet financial instruments:
     In the ordinary course of business, American has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings per share:
     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by American relate to outstanding stock options and warrants and are determined using the treasury stock method.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income:
     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are the components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:


                                                                                          2001             2000
                                                                                     ----------------------------------
                                                                                              (In Thousands)

         Unrealized holding gains on available for sale securities                    $        1,405   $       1,245

         Reclassification adjustment for losses realized in net income                            13              --
                                                                                     ----------------------------------

         Net unrealized gains                                                                  1,418           1,245

         Tax effect                                                                             (481)              2
                                                                                     ----------------------------------

                       Net of tax amount                                              $          937   $       1,247
                                                                                     ==================================

New accounting standards:
     In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

     Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

     Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. Upon adoption of this Statement, goodwill and other intangible assets arising from acquisitions completed before July 1, 2001 should be accounted for in accordance with the provisions of this Statement. The provisions of this Statement became effective for American in January of 2002. At December 31, 2001, American had no goodwill or intangible assets on its balance sheet.

     In July of 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement will become effective for American on January 1, 2003.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New accounting standards (continued):
     In August of 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets." This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." This Statement also amends ARB No. 51, "Consolidated Financial Statements." The provisions of this Statement became effective for American on January 1, 2002.

     Adoption of these statements did not have or is not expected to have a material impact on American's financial condition or results of operations.

Reclassifications:
     Certain items in the 2000 financial statements have been reclassified to conform to the 2001 financial statement presentation format. These reclassifications had no effect on net income.


2
--------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2001 and 2000 were $4,750,000 and $666,000, respectively.


3
--------------------------------------------------------------------------------
SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

American enters into purchases of securities under agreement to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 2001 and 2000 consist of U.S. Treasury securities.

The amounts advanced under these agreements are reflected as assets in the balance sheet. It is American's policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify American's rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are delivered by appropriate entry into American's account or a third-party custodian's account designated by American under a written custodial agreement that explicitly recognizes American's interest in the securities. At December 31, 2001 and 2000, these agreements matured within one day.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3
--------------------------------------------------------------------------------
SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2001 and 2000 are summarized as follows:


                                                                    GROSS            GROSS
                                                 AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                    COST            GAINS           LOSSES            VALUE
                                              ----------------------------------------------------------------------
                                                                        (In Thousands)
     DECEMBER 31, 2001:
          Available for sale securities:
              U.S. Government agencies        $         26,351  $         294   $           --   $         26,645
              Corporate notes                           45,079          1,216             (228)            46,067
              Mortgage-backed securities                67,375            326              (83)            67,618
              Mutual funds, mortgage-backed
                   securities                           30,470             15               --             30,485
              U.S. Government agency
                   preferred stock                       2,505              3              (37)             2,471
              Trust preferred obligations                1,984             --              (93)             1,891
                                              ----------------------------------------------------------------------

                                              $        173,764  $       1,854   $         (441)  $        175,177
                                              ======================================================================

          Held to maturity:
              Trust preferred obligations     $          2,113  $          51   $           (3)  $          2,161
              Corporate notes                            2,249            119               --              2,368
              Mortgage-backed securities                10,360            181              (64)            10,477
              Other                                        100             --               --                100
                                              ----------------------------------------------------------------------

                                              $         14,822  $         351   $          (67)  $         15,106
                                              ======================================================================

     DECEMBER 31, 2000:
          Available for sale securities:
              U.S. Government agencies                  27,168             74             (113)            27,129
              Corporate notes                           21,379            234              (55)            21,558
              Mortgage-backed securities                12,700             73             (105)            12,668
              Other                                      1,979             --             (113)             1,866
                                              ----------------------------------------------------------------------

                                              $         63,226  $         381   $         (386)  $         63,221
                                              ======================================================================

          Held to maturity:
              Trust preferred obligations     $          1,870  $          10   $         (155)  $          1,725
              Corporate notes                            2,247             51               --              2,298
              Mortgage-backed securities                 8,281            177               --              8,458
              Other                                      5,100             --               --              5,100
                                              ----------------------------------------------------------------------

                                              $         17,498  $         238   $         (155)  $         17,581
                                              ======================================================================


Gross realized losses on the sale of available for sale securities totaled $13,000 and $-0-, respectively, for the years ended December 31, 2001 and 2000. There were no realized gains during either year.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.


                                                     HELD TO MATURITY                  AVAILABLE FOR SALE
                                            -----------------------------------------------------------------------
                                                AMORTIZED           FAIR           AMORTIZED           FAIR
                                                   COST             VALUE             COST             VALUE
                                            -----------------------------------------------------------------------
                                                                        (In Thousands)
     Due in one year or less                $            100  $            100 $         17,477  $         17,786
     Due after one year through five years             2,249             2,368           53,953            54,926
     Due after five years through ten years               --                --               --                --
     Due after ten years                               2,113             2,161            4,489             4,362
     Mortgage-backed securities                       10,360            10,477           67,375            67,618
     Mutual funds                                         --                --           30,470            30,485
                                            -----------------------------------------------------------------------

                                            $         14,822  $         15,106 $        173,764  $        175,177
                                            =======================================================================


4
--------------------------------------------------------------------------------
LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2001 and 2000 is as follows:


                                                                                      2001               2000
                                                                             ---------------------------------------
                                                                                        (In Thousands)
     Commercial                                                              $          21,139   $          18,264
     Commercial mortgage                                                                40,668              29,183
     Residential mortgage                                                               64,810              64,466
     Consumer                                                                           11,237              10,235
                                                                             ---------------------------------------
                                                                                       137,854             122,148
     Deduct:
         Net deferred loan fees and premiums                                              (267)               (292)
         Allowance for loan losses                                                      (1,998)             (1,242)
                                                                             ---------------------------------------

                   Net loans receivable                                      $         135,589   $         120,614
                                                                             =======================================


AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5
--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses at December 31, 2001 and 2000:

                                                                                    2001             2000
                                                                              -----------------------------------
                                                                                       (In Thousands)
     Balance, beginning                                                       $          1,242  $           767
     Provision for loan losses                                                             651              475
     Allowance recorded in connection with the purchase of mortgage loans                  105               --
                                                                              -----------------------------------

     Balance, ending                                                          $          1,998  $         1,242
                                                                              ===================================

At December 31, 2001 and 2000, American had no impaired loans.


6
--------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2001 and 2000 are as follows:


                                                                                    2001               2000
                                                                              ------------------------------------
                                                                                        (In Thousands)
     Leasehold improvements                                                   $            881   $          822
     Furniture, fixtures and equipment                                                     972              829
     Computer equipment and data processing software                                     2,035            1,217
                                                                              ------------------------------------
                                                                                         3,888            2,868
     Less accumulated depreciation                                                       1,389              917
                                                                              ------------------------------------

                                                                              $          2,499   $        1,951
                                                                              ====================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7
--------------------------------------------------------------------------------
DEPOSITS


The components of deposits at December 31, 2001 and 2000 are as follows:

                                                                                   2001               2000
                                                                            ---------------------------------------
                                                                                       (In Thousands)
     Demand, non-interest bearing                                           $          13,841    $         10,569
     Demand, interest bearing                                                          78,942              39,452
     Savings                                                                           72,270              39,909
     Time, $100,000 and over                                                           18,113              14,118
     Time, other                                                                       74,834              78,447
                                                                            ---------------------------------------

                                                                            $         258,000    $        182,495
                                                                            =======================================


At December 31, 2001, the scheduled maturities of time deposits approximated the following (in thousands):

     2002                                                                                        $         71,524
     2003                                                                                                   5,990
     2004                                                                                                   7,092
     2005                                                                                                   5,587
     2006                                                                                                   2,754
                                                                                                 ------------------

                                                                                                 $         92,947
                                                                                                 ==================


8
--------------------------------------------------------------------------------
DEBT

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $130,990,000, of which $83,238,000 was outstanding at December 31, 2001.

The FHLB advances require the Bank to provide collateral, which may be in the form of a blanket lien on the Bank's assets or through a pledge, assignment or delivery of specific assets. At December 31, 2001, the Bank had pledged securities with a carrying value of approximately $6,031,000 as collateral for advances outstanding.

Membership in the FHLB also requires that American maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2001, American was in compliance with these requirements.

At December 31, 2001, long-term debt consists of $80,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB, may, at its option elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 30 day LIBOR. If the FHLB does reprice the advance, American has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2001 range from 3.31% to 6.07%, with a weighted average interest rate of 4.68%.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8
--------------------------------------------------------------------------------
DEBT (CONTINUED)

At December 31, 2001, there is $1,738,000 of advances from the FHLB that amortize principal monthly and have fixed interest rates ranging from 5.26% to 5.46% with a weighted average interest rate of 5.32%. These advances fully amortize by 2008.

At December 31, 2001, there is an additional advance from the FHLB of $1,000,000 that has a fixed interest rate of 5.11%. This advance is due in October 2003.

Scheduled repayments are as follows (in thousands):

     2002                                                     $            447
     2003                                                                1,434
     2004                                                                  262
     2005                                                                  247
     2006                                                                  113
     Thereafter                                                         80,735
                                                              ------------------

                                                              $         83,238
                                                              ==================


9
--------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

American leases the premises for its principal office and full service banking operation under a five-year operating lease agreement expiring November 2002. American has the option to extend the lease agreement for five additional five-year lease terms. American is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is chairman and a principal shareholder of American. In addition, American leases two vehicles under 36-month leases expiring May 2003 and an offsite disaster recovery facility expiring November 2004.

Future minimum lease payments by year are as follows:

                                 Minimum          Minimum           Total
                              Annual Lease     Annual Lease
                                Payments         Payments
                               To Related        To Third
                                  Party           Parties
                            ----------------------------------------------------
                                              (In Thousands)

     2002                    $           268  $           28   $           296
     2003                                 --              22                22
     2004                                 --              16                16
                            ----------------------------------------------------

                             $           268  $           66   $           334
                            ====================================================

Rental expense, which includes accruals for common charges, was $269,000 and $224,000 for the years ended December 31, 2001 and 2000, respectively, including $259,000 and $214,000, respectively, to the related party.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




10
--------------------------------------------------------------------------------
EMPLOYMENT AGREEMENTS

American entered into employment agreements with its President and Chief Executive Officer, and Chief Operating Officer which include minimum annual salary commitments over terms of three years and one year respectively. The agreements automatically extend by one day for each day of the contract term and include restrictions on competition and confidentiality.


11
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

On May 1, 2000, American's subsidiary, American Bank, offered to the public a minimum of 1,500,000 and a maximum of 2,250,000 shares of common stock at a price of $6.67. The offering closed on June 15, 2000 and 1,520,391 shares of stock were issued, resulting in additional capital of $9,999,000 net of expenses associated with the offering. In addition, American's subsidiary granted warrants entitling subscribers in the public offering to purchase one additional share for each three shares purchased during the offering. The warrants are exercisable at any time through June 30, 2003 at an exercise price of $6.67. The total number of warrants issued in connection with the public offering were 760,205, of which 1,762 were exercised in 2000 and 1,800 were exercised in 2001.

On December 20, 2001, American filed a registration statement with the Securities and Exchange Commission to issue up to 1,200,000 securities of 6% convertible trust preferred securities at $8.50 per security to existing common stockholders. The offering is expected to commence in the first quarter of 2002.

On January 2, 2002, American Bank Incorporated acquired all of the outstanding shares of American Bank in exchange for an equal number of shares of its $0.10 par value common stock (see Note 1).


12
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2001 and 2000:

                                                                                      2001              2000
                                                                                -----------------------------------
                                                                               (In Thousands, Except Per Share Data)
     Numerator, net income                                                      $         1,338    $          429
                                                                                ===================================

     Denominators:
        Average basic shares outstanding                                                  6,001             5,312
        Average dilutive option effect                                                      102               103
        Average dilutive warrant effect                                                     116                54
                                                                                -----------------------------------

        Average diluted shares outstanding                                                6,219             5,469
                                                                                ===================================

     Net income per common share:
        Basic                                                                   $          0.22    $         0.08
                                                                                ===================================

        Diluted                                                                 $          0.22    $         0.08
                                                                                ===================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




12
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (CONTINUED)

Options to purchase 64,000 and 46,000 shares of common stock outstanding at December 31, 2001 and 2000, respectively, were not included in dilutive earnings per share since their exercise price exceeded the weighted average fair value of the related common stock.


13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS

American has a 401(k) plan covering substantially all employees. American matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. American's contributions are expensed as costs are incurred. Total expense amounted to $36,000 and $27,000 for the years ended December 31, 2001 and 2000, respectively.

American has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 390,000 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.

Stock option transactions under the Plan were as follows:


                                                                       Years Ended December 31,
                                                                  2001                           2000
                                                     --------------------------------------------------------------
                                                                        WEIGHTED-                     Weighted-
                                                                         AVERAGE                       Average
                                                                        EXERCISE                       Exercise
                                                         OPTIONS          PRICE         Options         Price
                                                     --------------------------------------------------------------
     Outstanding at the beginning of the year               264,000   $       5.09         195,000   $      3.60
     Granted                                                 18,000           8.00          69,000          9.33
                                                     --------------------------------------------------------------

     Outstanding at the end of the year                     282,000   $       5.27         264,000   $      5.09
                                                     ==============================================================

     Exercisable at December 31                             231,750   $       4.30         109,500   $      3.43
                                                     ==============================================================

     Weighted average fair value of options
          granted during the year                                     $       2.83                   $      4.39
                                                                     ================               ===============

195,000 options outstanding at December 31, 2001 were exercisable at prices ranging from $3.33 to $4.42 per share. The weighted average remaining life of these options is 7 years. 87,000 options outstanding at December 31, 2001 were exercisable at prices ranging from $8.00 to $9.42 per share. The weighted average remaining life of these options is 9 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2001 is approximately 8.6 years.

Options available for grant at December 31, 2001 were 108,000.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

American has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee and director stock options. Under APB 25, because the exercise price of the American's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if American had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively: dividend yield 0%; expected volatility 0%; risk-free interest rates of 4.9% and 6.0% and an expected life of the options of nine years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                 Years Ended December 31,
                                                  2001             2000
                                             ----------------------------------
                                                      (In Thousands)
     Net income:
        As reported                          $        1,338   $         429
        Pro forma                                     1,175             369

     Earnings per share:
        As reported:
            Basic                                      0.22            0.08
            Diluted                                    0.22            0.08
        Pro forma:
            Basic                                      0.20            0.07
            Diluted                                    0.19            0.07

As of January 1, 2000, American adopted an Employee Stock Ownership Plan (ESOP) covering employees who meet certain eligibility requirements. The Plan is designed to provide officers and eligible employees with proprietary interest in American as an incentive to contribute to the success of American and to help insure the attainment of American's goals. American intends that the ESOP be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has filed for a determination and qualification with the Internal Revenue Service.

The Plan is administered by a committee of the Board of Directors. At present, the securities held by the plan consist solely of shares of common stock of American which were purchased on the open market. Contributions to the plan and allocations of shares under the plan are discretionary on the part of the Board of Directors. American has engaged the services of an independent Trustee to hold the assets of the Plan and Trust.

During the year ended December 31, 2001, the Trust acquired 7,050 shares of the common stock of American. During 2001, American made contributions to the Plan, recognized a cost of $26,000 and authorized the allocation of 3,000 shares of stock to eligible employees, leaving 9,675 shares of stock being held as unallocated at year end.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

During the year ended December 31, 2000, the Trust acquired 7,500 shares of the common stock of American. During 2000, American made contributions to the Plan, recognized a cost of $15,000 and authorized the allocation of 1,875 shares of stock to eligible employees.

The ESOP has entered into a loan arrangement with a third party bank to provide funds to acquire shares in the Plan. The loan is payable in ten annual installments of $12,000 plus interest on the unpaid balance at the prime rate minus 1.00%. American has guaranteed the payment of this loan and has recorded the unpaid balance as a liability of American. The balance outstanding was $119,000 and $67,000 at December 31, 2001 and 2000, respectively, and is included in other liabilities.


14
--------------------------------------------------------------------------------
INCOME TAXES

The provision for federal income taxes at December 31, 2001 and 2000 consisted of the following:

                                                    2001             2000
                                              ----------------------------------
                                                       (In Thousands)

     Current                                   $          754   $         325
     Deferred                                            (457)            (71)
                                              ----------------------------------

                                               $          297   $         254
                                              ==================================

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                    2001             2000
                                              ----------------------------------
                                                       (In Thousands)

     Computed statutory tax expense            $          556   $         232
     Reversal of valuation allowance                     (255)             --
     Dividends received deduction                         (25)            (12)
     Other, net                                            21              34
                                              ----------------------------------

                                               $          297   $         254
                                              ==================================

The income tax provision (benefit) applicable to net realized losses on the sale of securities was ($4,000) in 2001 and $-0- in 2000.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




14
--------------------------------------------------------------------------------
INCOME TAXES (CONTINUED)

At December 31, 2001 and 2000, the significant components of deferred tax assets and liabilities for federal income tax purposes are as follows:


                                                                                       2001             2000
                                                                                ---------------------------------
     Deferred tax assets:
        Allowance for loan losses                                               $          635   $         403
        Unrealized losses on securities available for sale                                  --               1
        Other                                                                               --               8
                                                                                ---------------------------------
                                                                                           635             412
        Less valuation allowance                                                            --             255
                                                                                ---------------------------------

           Total deferred tax assets                                                       635             157
                                                                                ---------------------------------

     Deferred tax liabilities:
        Depreciation expense                                                               (67)            (26)
        Cash basis adjustment, net                                                         (40)            (59)
        Unrealized gains on securities available for sale                                 (480)             --
                                                                                ---------------------------------

           Total deferred tax liabilities                                                 (587)            (85)
                                                                                ---------------------------------

           Net deferred tax asset                                               $           48   $          72
                                                                                =================================


15
--------------------------------------------------------------------------------
TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS

American has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $10,185,000 and $7,845,000 at December 31, 2001 and 2000, respectively. Loans to related parties totaled $1,241,000 and $1,441,000 at December 31, 2001 and 2000, respectively. During 2001, $-0- of new loans were made and repayments totaled $200,000. In addition, American leases property from a related party (see Note 9).

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




16
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

American is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

American's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. American uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of American's financial instrument commitments at December 31, 2001 and 2000 is as follows:


                                                                                    2001               2000
                                                                             --------------------------------------
                                                                                        (In Thousands)
     Commitments to extend credit                                             $          2,561   $          6,419
     Unfunded commitments under lines of credit                                         27,590             23,189
     Outstanding letters of credit                                                       2,170              1,459

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. American evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by American upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by American to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


17
--------------------------------------------------------------------------------
REGULATORY MATTERS

American and the Bank are subject to various regulatory capital requirements administered by the Pennsylvania Department of Banking and the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on American's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the American must meet specific capital guidelines that involve quantitative measures of American's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. American's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the American to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2001, that American meets all the requirements, to which it is subject, to be considered well capitalized.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17
--------------------------------------------------------------------------------
REGULATORY MATTERS (CONTINUED)

The Bank's actual capital amounts and ratios at December 31, 2001 and 2000 are also presented below:

                                                                                                       To Be Well
                                                                              For Capital          Capitalized Under
                                                                                Adequacy           Prompt Corrective
                                                          Actual                Purposes           Action Provisions
                                                   ----------------------------------------------------------------------
                                                     Amount     Ratio      Amount       Ratio      Amount       Ratio
                                                   ----------------------------------------------------------------------
                                                                       (Dollar Amounts In Thousands)
      AS OF DECEMBER 31, 2001:
           Total capital (to risk weighted assets) $   26,572    11.24%  $ =>18,920    =>8.0%    $  =>23,650  =>10.0%
           Tier I capital (to risk weighted assets)    24,574    10.39     => 9,460    =>4.0        =>14,190  => 6.0
           Tier I capital (to average assets)          24,574     6.80     =>14,455    =>4.0        =>18,069  => 5.0

      AS OF DECEMBER 31, 2000:
           Total capital (to risk weighted assets) $   24,500    15.54%  $ =>12,610    =>8.0%    $  =>15,763  =>10.0%
           Tier I capital (to risk weighted assets)    23,258    14.75     => 6,305    =>4.0        => 9,458  => 6.0
           Tier I capital (to average assets)          23,258    10.58     => 8,793    =>4.0        =>10,991  => 5.0


The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.


18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgement in estimating the fair value of American's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts American could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the entire fair value of American since a fair value calculation is only provided for a limited portion of American's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between American's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used by American in estimating its fair value disclosures for financial instruments:

     Cash and due from banks, interest bearing deposit with bank, and securities purchased under agreement to resell:
          The carrying amounts reported approximate those assets' fair value.

     Short-term investments:
          Fair values of short-term investments are based on quoted market prices.

     Securities:
          Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Loans receivable:
          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Accrued interest receivable and payable:
          The carrying amount of accrued interest receivable and payable approximate their fair values.

     Restricted investments in bank stock:
          The carrying amounts approximate their fair values.

     Deposit liabilities:
          The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

     Long-term debt:
          The fair value of long-term debt is calculated on the discounted value of contractual cash flows, using rates currently available for borrowings from the FHLB with similar maturities.

     Off-balance sheet instruments:
          Off-balance sheet instruments of American consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for American's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

A summary of the estimated fair values of American's financial instruments are as follows:

                                                                2001                           2000
                                                    -------------------------------------------------------------
                                                       CARRYING         FAIR          Carrying         Fair
                                                        AMOUNT          VALUE          Amount         Value
                                                    -------------------------------------------------------------
                                                                          (In Thousands)
     Financial assets:
        Cash and due from banks                     $      11,958   $     11,958   $       6,351   $     6,351
        Interest-bearing deposit with bank                    377            377           6,939         6,939
        Securities purchased under agreement
           to resell                                        6,773          6,773           2,458         2,458
        Short-term investments                             13,981         13,967          20,910        20,910
        Securities                                        189,999        190,283          80,719        80,802
        Loans receivable, net                             135,589        135,189         120,614       120,528
        Restricted investments in bank stock                4,945          4,945           2,438         2,438
        Accrued interest receivable                         2,393          2,393           1,705         1,705

     Financial liabilities:
        Deposits                                          258,000        258,462         182,495       183,467
        Long-term debt                                     83,238         84,329          37,456        34,671
        Accrued interest payable                              725            725             607           607

     Off-balance sheet financial instruments:
        Commitments to extend credit                           --             --              --            --
        Standby letters of credit                              --             --              --            --



19
--------------------------------------------------------------------------------
SUBSEQUENT EVENT

On January 15, 2002, the Board of Directors declared a three-for-two stock split to stockholders of record on February 1, 2002. All share and per share amounts have been adjusted to give retroactive effect to the stock split.

                         756,643 SHARES OF COMMON STOCK




                      (LOGO OF AMERICAN BANK INCORPORATED)




                               ------------------

                                   Prospectus
                                April ____, 2002
                               ------------------

              Our Table of Contents is located on the inside of the
                       front cover page of this document.

o You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

o We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

o We have an obligation to update this prospectus to reflect fundamental changes in the information contained in the prospectus. Otherwise, you should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

o This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article VII of the Articles of Incorporation of American Bank Incorporated (the "Corporation") provides for limitations on the liability of directors and officers as follows:

        The directors and officers of the Corporation shall not be personally liable, as such, for monetary damages for any action taken, unless the director or officer has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. If the BCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. This Article VIII shall not apply to the responsibility or liability of a director or officer pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to Federal, State, or local law.

        Article VI of the Bylaws of American Bank Incorporated provides for indemnification as follows:

        6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

        6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

        6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

        (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

        (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        (3) by the stockholders.

        6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

        6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

        6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated costs and expenses, other than the underwriting commissions, payable by American Bank Incorporated in connection with the sale of the securities being registered.

      SEC registration fee....................................... $     470
      Legal fees and expenses of Registrant's counsel............ $  40,000
      EDGAR expenses............................................. $  10,000
      Accounting fees and expenses............................... $  15,000
      Printing and engraving expenses............................ $  10,000
      Transfer agent fees and expenses........................... $   2,000
      Blue Sky fees and expenses................................. $  10,000
      Miscellaneous.............................................. $   5,000
                                                                  ---------
         Total................................................... $  92,470
                                                                  =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        On June 15, 2000, American Bank sold 1,013,594 shares of its common stock, par value $2.50 per share in a non-underwritten best efforts offering made to American Bank's depositors, borrowers and employees as of March 31, 2000. As part of this offering, American Bank issued one warrant to purchase a share of American Bank's common stock at an exercise price of $10.00 per share for every two shares of common stock purchased in the stock offering, for a total of 506,903 warrants. American Bank sold the common stock for gross proceeds of $10,135,940. There were no underwriting commissions or discounts in connection with this sale. As securities issued by a state-chartered bank, these securities were exempt from registration under Section 3(a)(2) of the Securities Act of 1933 as "any security issued by any ... bank."

        On January 2, 2002, American Bank reorganized into the holding company form of organization. All outstanding shares of American Bank's common stock, par value $2.50 per share, were converted into common stock, par value $0.10 per share of common stock of American Bank Incorporated, and all warrants to purchase common stock of American Bank were converted into warrants to purchase common stock of American Bank Incorporated. 4,008,513 shares of common stock and 504,428 warrants were issued as a result of the reorganization. No underwriter was utilized in connection with the reorganization, and no proceeds were received as a result of the reorganization.

        The share and price per share amounts listed in this Item 26 have not been adjusted to reflect a three-for-two stock split paid in February 2002.

        The securities issued in connection with the reorganization were exempt from registration under Section 3(a)(12) of the Securities Act of 1933 as follows:

        (A) The acquisition of American Bank by American Bank Incorporated occurred as part of a holding company reorganization under which security holders of American Bank exchanged their shares of American Bank for shares of American Bank Incorporated, a newly formed holding company with no significant assets other than American Bank and American Bank's subsidiaries.

        (B) Security holders of American Bank received exactly the same proportional share interests in American Bank Incorporated as they held in American Bank. No security holders exercised dissenters' rights in connection with the reorganization.

        (C) American Bank Incorporated's Articles of Incorporation and Bylaws, as those of a Pennsylvania corporation, are nearly identical to those of American Bank, a Pennsylvania-chartered commercial bank, and therefore provide "substantially the same" rights to stockholders of American Bank Incorporated.

        (D) American Bank Incorporated has the same assets and liabilities, on a consolidated basis, as American Bank had prior to the reorganization.

ITEM 27. EXHIBITS:

        The exhibits filed as part of this registration statement are as follows:

3.1     Articles of Incorporation of American Bank Incorporated*
3.2     Bylaws of American Bank Incorporated *
4.1     Trust Agreement**
4.2     Form of Amended and Restated Trust Agreement of American Capital Trust
        I**
4.3     Form of Certificate of Trust (attached as exhibit A to exhibit 4.2)
4.4 Form of Common Stock Certificate of American Capital Trust I (attached as exhibit B to exhibit 4.2)
4.5 Form of Agreement as to Expenses and Liabilities of American Capital Trust (attached as exhibit C to exhibit 4.2)
4.6 Form of Preferred Stock Certificate of American Capital Trust I (attached as exhibit D to exhibit 4.2)
4.7     Form Certificate of Authentication (attached as exhibit E to exhibit
        4.2)

4.8 Form of Preferred Securities Guarantee Agreement between American Bank Incorporated and Bankers Trust Company, as guarantee trustee**
4.9 Form of Indenture between American Bank Incorporated and Bankers Trust Company**
4.10    Form of Subordinated Debenture due 2032 (attached as exhibit A to exhibit 4.9)
4.11    Form of Common Stock Certificate of American Bank Incorporated*
4.12    Warrant Agreement*
4.13    Form of Warrant Certificate*
5.1     Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*
8.1     Federal tax opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*
12.1    Calculation of ratios of earnings to fixed charges***
23.1    Consent of Beard Miller Company LLP
23.2    Consent of Luse Lehman Gorman Pomerenk & Schick (included in Exhibits
        5.1 and 8.1)
24      Powers of attorney (set forth on signature page)

-----------------------------
* Incorporated by reference to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on December 20, 2001.
** Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on February 4, 2002.
*** Incorporated by reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on February 7, 2002.

ITEM 28. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, American Bank Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the city of Allentown, State of Pennsylvania on April 8, 2002.


                                        AMERICAN BANK INCORPORATED


                                  By:   \s\ Mark W. Jaindl
                                        ----------------------------------------
                                        Mark W. Jaindl
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of American Bank Incorporated (the "Company"), hereby severally constitute and appoint Mark W. Jaindl as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Mark W. Jaindl may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Rights to purchase Preferred Securities and the Company's Preferred Securities, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Mark W. Jaindl shall do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.


                      Signatures                                   Title                           Date
                      ----------                                   -----                           ----


   \s\ Mark W. Jaindl                               President, Chief Executive Officer        April 8, 2002
   ----------------------------------------------   and Vice Chairman (Principal
   Mark W. Jaindl                                   Executive Officer)


   \s\ Harry C. Birkhimer                           Vice President and Chief Financial        April 8, 2002
   ----------------------------------------------   Officer (Principal Financial and
   Harry C. Birkhimer                               Accounting Officer)



   \s\ Frederick J. Jaindl                          Chairman of the Board                     April 8, 2002
   ----------------------------------------------
   Frederick J. Jaindl



   \s\ David M. Jaindl                              Director                                  April 8, 2002
   ----------------------------------------------
   David M. Jaindl



   \s\ Elizabeth B. Gaul                            Director                                  April 8, 2002
   ----------------------------------------------
   Elizabeth B. Gaul




   \s\ Arthur A. Haberberger                        Director                                  April 8, 2002
   ----------------------------------------------
   Arthur A. Haberberger



   \s\ Philip S. Schwartz                           Director                                  April 8, 2002
   ----------------------------------------------
   Philip S. Schwartz



   \s\ Martin F. Spiro                              Director                                  April 8, 2002
   ----------------------------------------------
   Martin F. Spiro


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2002

                                                  REGISTRATION NO.   333-_______
--------------------------------------------------------------------------------


                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2







                           AMERICAN BANK INCORPORATED
                             ALLENTOWN, PENNSYLVANIA



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EXHIBIT INDEX

3.1     Articles of Incorporation of American Bank Incorporated*
3.2     Bylaws of American Bank Incorporated *
4.1     Trust Agreement**
4.2     Form of Amended and Restated Trust Agreement of American Capital
        Trust I**
4.3     Form of Certificate of Trust (attached as exhibit A to exhibit 4.2)
4.4 Form of Common Stock Certificate of American Capital Trust I (attached as exhibit B to exhibit 4.2)
4.5 Form of Agreement as to Expenses and Liabilities of American Capital Trust (attached as exhibit C to exhibit 4.2)
4.6 Form of Preferred Stock Certificate of American Capital Trust I (attached as exhibit D to exhibit 4.2)
4.7     Form Certificate of Authentication (attached as exhibit E to exhibit
        4.2)
4.8 Form of Preferred Securities Guarantee Agreement between American Bank Incorporated and Bankers Trust Company, as guarantee trustee**
4.9 Form of Indenture between American Bank Incorporated and Bankers Trust Company**
4.10    Form of Subordinated Debenture due 2032 (attached as exhibit A to exhibit 4.9)
4.11    Form of Common Stock Certificate of American Bank Incorporated*
4.12    Warrant Agreement*
4.13    Form of Warrant Certificate*
5.1     Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*
8.1     Federal tax opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*
12.1    Calculation of ratios of earnings to fixed charges***
23.1    Consent of Beard Miller Company LLP
23.2    Consent of Luse Lehman Gorman Pomerenk & Schick (included in Exhibits
        5.1 and 8.1)
24      Powers of attorney (set forth on signature page)
------------------------------
* Incorporated by reference to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on December 20, 2001.
** Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on February 4, 2002.
*** Incorporated by reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of the Registrant and American Capital Trust I (Registration No. 333-75582 and 333-75582-01) as filed with the Securities and Exchange Commission on February 7, 2002.

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